Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
NEW REMY CORP.,
REMY INTERNATIONAL, INC.,
NEW REMY HOLDCO CORP.,
NEW REMY MERGER SUB, INC.,
OLD REMY MERGER SUB, INC.
and
FIDELITY NATIONAL FINANCIAL, INC.
dated as of September 7, 2014

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ARTICLE I	THE MERGERS 2

Section 1.1	The Mergers 2

Section 1.2	Closing 2

Section 1.3	Effective Time of the Mergers 3

Section 1.4	Effects of the Mergers 3

Section 1.5	Certificate of Incorporation and Bylaws of the New Remy Surviving Corporation, the Old Remy Surviving Corporation and New Holdco 3

Section 1.6	Directors and Officers of the New Remy Surviving Corporation, the Old Remy Surviving Corporation and New Holdco 4

ARTICLE II	EFFECT OF THE MERGERS ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; STOCK OPTIONS 5

Section 2.1	Effect on Capital Stock 5

Section 2.2	Exchange of Certificates and Book-Entry Shares 7

Section 2.3	Old Remy Stock Options, Old Remy Performance Shares and Old Remy Restricted Stock 11

Section 2.4	Actions by New Holdco 11

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF FNF 11

Section 3.1	Organization, Standing and Corporate Power 11

Section 3.2	Authority; Noncontravention 12

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Section 3.3	Governmental Approvals 13

Section 3.4	Information Supplied 13

Section 3.5	FNF Owned Imaging Units 13

Section 3.6	FNF Owned Old Remy Shares 14

Section 3.7	No Brokers or Other Advisors 14

Section 3.8	No Other Representations or Warranties 14

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF NEW REMY 15

Section 4.1	Organization, Standing and Power 15

Section 4.2	Authority; Noncontravention 18

Section 4.3	Governmental Approvals 19

Section 4.4	Undisclosed Liabilities 19

Section 4.5	Legal Proceedings 19

Section 4.6	Compliance With Laws 19

Section 4.7	Tax Matters 19

Section 4.8	No Other Representations or Warranties 20

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF OLD REMY 20

Section 5.1	Organization, Standing and Corporate Power 20

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Section 5.2	Capitalization 20

Section 5.3	Authority; Noncontravention 21

Section 5.4	Governmental Approvals 23

Section 5.5	SEC Documents; Undisclosed Liabilities 23

Section 5.6	Information Supplied 23

Section 5.7	Brokers and Other Advisors 24

Section 5.8	Opinion of Financial Advisor 24

Section 5.9	No New Remy Interest 24

Section 5.10	No Other Representations or Warranties 24

ARTICLE VI	ADDITIONAL COVENANTS AND AGREEMENTS 25

Section 6.1	Preparation of the New Remy Form S-1, the New Holdco Form S-4 and Old Remy Proxy Statement; Stockholder Meeting 25

Section 6.2	Conduct of Business by Imaging and New Remy Pending the Transactions 27

Section 6.3	Conduct of Business by Old Remy Pending the Transactions 29

Section 6.4	Old Remy Board Recommendation 30

Section 6.5	Reasonable Best Efforts 31

Section 6.6	Public Announcements 32

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Section 6.7	Access to Information; Confidentiality 32

Section 6.8	Notification of Certain Matters 33

Section 6.9	Indemnification 33

Section 6.10	Restructuring and Spin-Off 36

Section 6.11	Defense of Litigation 36

Section 6.12	Fees and Expenses 37

Section 6.13	Tax Matters 37

Section 6.14	Rule 16b-3 37

Section 6.15	Sole Stockholder Approvals 38

Section 6.16	FNF Undertaking 38

Section 6.17	New Holdco Joinder 38

Section 6.18	No Acquisition of an Old Remy Interest by FNF 38

Section 6.19	No Acquisition of a New Remy Interest by FNF 38

Section 6.20	NASDAQ Listing 38

Section 6.21	Vote in Favor of the Mergers 39

Section 6.22	Books and Records 39

ARTICLE VII	CONDITIONS PRECEDENT 39

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Section 7.1	Conditions to Each Party’s Obligation to Effect the Mergers 39

Section 7.2	Conditions to Obligations of Old Remy 40

Section 7.3	Conditions to Obligation of FNF and New Remy 42

ARTICLE VIII	SURVIVAL 43

Section 8.1	Survival 43

ARTICLE IX	TERMINATION 43

Section 9.1	Termination 43

Section 9.2	Effect of Termination 44

ARTICLE X	MISCELLANEOUS 44

Section 10.1	Amendment or Supplement 44

Section 10.2	Extension of Time, Waiver, Etc 45

Section 10.3	Assignment 45

Section 10.4	Counterparts 45

Section 10.5	Entire Agreement; No Third-Party Beneficiaries 45

Section 10.6	Governing Law; Jurisdiction; Waiver of Jury Trial 45

Section 10.7	Specific Enforcement 46

Section 10.8	Notices 46

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Section 10.9	Severability 47

Section 10.10	Definitions 48

Section 10.11	Interpretation 54

EXHIBIT A        Form of Post-Spin-Off New Holdco Charter
EXHIBIT B        Form of Post-Spin-Off New Holdco Bylaws
EXHIBIT C        Form of Post-Spin-Off New Remy Charter
EXHIBIT D        Form of Post-Spin-Off New Remy Bylaws
EXHIBIT E        Form of Joinder Agreement
EXHIBIT F-1        Form of Imaging Services Agreement
EXHIBIT F-2        Form of Old Remy Services Agreement
EXHIBIT G        Form of Tax Matters Agreement

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of September 7, 2014 (this “Agreement”), is by and among New Remy Corp., a Delaware corporation (“New Remy”), Remy International, Inc., a Delaware corporation (“Old Remy”), New Remy Holdco Corp., a Delaware corporation (“New Holdco”), New Remy Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of New Holdco (“Merger Sub One”), Old Remy Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of New Holdco (“Merger Sub Two”), and Fidelity National Financial, Inc., a Delaware corporation (“FNF”). Certain capitalized terms used in this Agreement are defined in Section 10.10.
WHEREAS, FNF, indirectly through its Subsidiaries, owns (i) Fidelity National Technology Imaging, LLC (“Imaging”) and (ii) the FNF Owned Old Remy Shares, which shares are attributed to the FNFV Group of FNF;
WHEREAS, prior to the New Remy Effective Time, FNF will complete the Restructuring pursuant to the Reorganization Agreement, by and between New Remy and FNF, dated as of the date hereof (the “Reorganization Agreement”), including the distribution of all of the shares of New Remy Common Stock held by FNF to the holders of FNFV Group common stock, par value $0.0001 per share, of FNF (the “FNFV Common Stock”) (the “Spin-Off”);
WHEREAS, in accordance with the terms and conditions hereof, following consummation of the Spin-Off, the parties intend to effectuate the New Remy Merger and the Old Remy Merger, resulting in both New Remy and Old Remy becoming wholly-owned Subsidiaries of New Holdco;
WHEREAS, the Board of Directors of FNF has approved, and deems it advisable and in the best interests of FNF and its stockholders (including the holders of FNFV Common Stock) to consummate the Restructuring, including the Spin-Off;
WHEREAS, the Special Committee of the Board of Directors of Old Remy (the “Special Committee”) has approved, and deems it advisable and in the best interests of Old Remy and its stockholders (other than New Remy or any of its Affiliates) to consummate, and has recommended that the Board of Directors of Old Remy (the “Old Remy Board”) approve, the Old Remy Merger in which the issued and outstanding shares of capital stock of Old Remy (other than the FNF Owned Old Remy Shares) will be converted into the right to receive shares of New Holdco Common Stock;
WHEREAS, the Old Remy Board, following receipt of the recommendation of the Special Committee, has approved, and deems it advisable and in the best interests of Old Remy and its stockholders (other than New Remy or any of its Affiliates) to consummate, the Old Remy Merger in which the issued and outstanding shares of capital stock of Old Remy (other than the FNF Owned Old Remy Shares) will be converted into the right to receive shares of New Holdco Common Stock;

WHEREAS, the Board of Directors of New Remy has approved, and deems it advisable and in the best interests of New Remy and its stockholders to consummate, the New Remy Merger in which the issued and outstanding shares of capital stock of New Remy will be converted into the right to receive shares of New Holdco Common Stock; and
WHEREAS, the New Remy Merger and the Old Remy Merger are being undertaken pursuant to a single, integrated plan and, for United States federal income tax purposes, it is intended that (i) the exchange of New Remy Common Stock and Old Remy Common Stock for New Holdco Common Stock pursuant to the Mergers, taken together, shall qualify as exchanges described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) the New Remy Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code; and (iii) this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
The Mergers
SECTION 1.1    The Mergers.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the New Remy Effective Time, Merger Sub One shall be merged with and into New Remy (the “New Remy Merger”), and following the New Remy Merger the separate corporate existence of Merger Sub One shall thereupon cease, and New Remy shall be the surviving corporation in the New Remy Merger (the “New Remy Surviving Corporation”). As a result of the New Remy Merger, New Remy shall become a direct wholly-owned Subsidiary of New Holdco.
(b)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub Two shall be merged with and into Old Remy (the “Old Remy Merger” and together with the New Remy Merger, the “Mergers”), and following the Old Remy Merger the separate corporate existence of Merger Sub Two shall thereupon cease, and Old Remy shall be the surviving corporation in the Old Remy Merger (the “Old Remy Surviving Corporation”). As a result of the Old Remy Merger, Old Remy shall become jointly owned by New Holdco and New Remy. Immediately following the Merger Effective Time, New Holdco will contribute to New Remy all of the shares of common stock of Old Remy Surviving Corporation held by New Holdco.
SECTION 1.2    Closing. The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.
SECTION 1.3    Effective Time of the Mergers. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall (and shall cause their Subsidiaries to) cause the following to occur:
(a)    New Remy shall file with the Secretary of State of the State of Delaware a certificate of merger, in the form required by and executed in accordance with the relevant provisions of the DGCL (the “New Remy Certificate of Merger”) and shall make all other filings or recordings required under the DGCL in connection with the New Remy Merger. The New Remy Merger shall become effective upon the due filing of the New Remy Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the New Remy Certificate of Merger (the time at which the New Remy Merger becomes effective is herein referred to as the “New Remy Effective Time”).
(b)    Old Remy shall file with the Secretary of State of the State of Delaware a certificate of merger, in the form required by and executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Old Remy Merger. The parties shall cause the Old Remy Merger to become effective immediately after the New Remy Effective Time (the time at which the Old Remy Merger becomes effective is herein referred to as the “Merger Effective Time”).
SECTION 1.4    Effects of the Mergers. The Mergers shall have the effects set forth herein and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, (i) at the New Remy Effective Time, all the properties, rights, privileges, powers and franchises of New Remy and Merger Sub One shall vest in the New Remy Surviving Corporation, and all debts, liabilities and duties of New Remy and Merger Sub One shall become the debts, liabilities and duties of the New Remy Surviving Corporation and (ii) at the Merger Effective Time, all the properties, rights, privileges, powers and franchises of Old Remy and Merger Sub Two shall vest in the Old Remy Surviving Corporation, and all debts, liabilities and duties of Old Remy and Merger Sub Two shall become the debts, liabilities and duties of the Old Remy Surviving Corporation.
SECTION 1.5    Certificate of Incorporation and Bylaws of the New Remy Surviving Corporation, the Old Remy Surviving Corporation and New Holdco.
(a)    At the New Remy Effective Time, the certificate of incorporation of New Remy (the “New Remy Charter”) and the bylaws of New Remy (the “New Remy Bylaws”) in effect immediately prior to the New Remy Effective Time shall be the certificate of incorporation and bylaws of the New Remy Surviving Corporation until thereafter amended as provided therein or by applicable Law.
(b)    At the Merger Effective Time, the certificate of incorporation of Old Remy and the bylaws of Old Remy in effect immediately prior to the Merger Effective Time shall be the certificate of incorporation and bylaws of the Old Remy Surviving Corporation until thereafter amended as provided therein or by applicable Law ; provided that immediately following the Merger Effective Time, the Old Remy Surviving Corporation shall file an amendment to the certificate of incorporation of the Old Remy Surviving Corporation to change its name to “Remy Holdings, Inc.”.
(c)    New Remy shall cause the certificate of incorporation and bylaws of New Holdco to be amended, immediately following the Spin-Off Effective Time, to read in their entirety in the forms set forth in Exhibit A and Exhibit B hereto, respectively, and such certificate of incorporation and bylaws shall be the certificate of incorporation and bylaws of New Holdco until thereafter amended as provided therein or by applicable Law; provided that immediately following the Merger Effective Time, New Holdco shall file an amendment to the certificate of incorporation of New Holdco to change its name to “Remy International, Inc.”, which shall have been approved prior to the Spin-Off Effective Time by the Board of Directors of New Holdco and New Remy, as its sole stockholder.
SECTION 1.6    Directors and Officers of the New Remy Surviving Corporation, the Old Remy Surviving Corporation and New Holdco.
(a)    The directors of Merger Sub One immediately prior to the New Remy Effective Time shall be, from and after the New Remy Effective Time, the initial directors of the New Remy Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the New Remy Surviving Corporation until each such director’s successor is duly elected and qualified, or until their earlier death, resignation or removal. The directors of Merger Sub Two immediately prior to the Merger Effective Time shall be, from and after the Merger Effective Time, the initial directors of the Old Remy Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Old Remy Surviving Corporation until each such director’s successor is duly elected and qualified, or until their earlier death, resignation or removal.
(b)    The officers of Merger Sub One immediately prior to the New Remy Effective Time shall be the initial officers of the New Remy Surviving Corporation. The officers of Merger Sub Two immediately prior to the Merger Effective Time shall be the initial officers of the Old Remy Surviving Corporation.
(c)    From and after the time immediately prior to the New Remy Effective Time, the directors of New Holdco shall be comprised of the individuals set forth in Section 1.6(c) of the Old Remy Disclosure Schedule in the classes set forth therein, each to hold office in accordance with the certificate of incorporation and bylaws of New Holdco until each such director's successor is duly elected and qualified, or until their earlier death, resignation or removal. New Remy shall take such actions, as the sole stockholder of New Holdco, as required under its certificate of incorporation and bylaws and applicable Law to cause the board of directors of New Holdco to be so constituted, subject to and conditional on the New Remy Effective Time. From and after the New Remy Effective Time, the individuals specified in Section 1.6(c) of the Old Remy Disclosure Schedule shall be the officers of New Holdco.

ARTICLE II
Effect of the Mergers on the Capital Stock of the Constituent Corporations;
Exchange of Certificates; Stock Options
SECTION 2.1    Effect on Capital Stock.
(a)    At the New Remy Effective Time, by virtue of the New Remy Merger and without any action on the part of the holder of any shares of capital stock of any party:
(i)    Conversion of New Remy Common Stock. Subject to Section 2.1(c) and Section 2.1(d), each share of common stock, par value $0.0001 per share, of New Remy (“New Remy Common Stock”) issued and outstanding immediately prior to the New Remy Effective Time, other than shares to be canceled pursuant to Section 2.1(a)(ii), shall be automatically converted into and become the right to receive a number of shares of validly issued, fully paid and nonassessable shares of New Holdco Common Stock equal to the New Remy Exchange Ratio (the “New Remy Merger Consideration”). At the New Remy Effective Time, except as otherwise provided herein, all shares of New Remy Common Stock outstanding immediately prior to the New Remy Effective Time shall be canceled upon their conversion and shall cease to exist and each holder of a New Remy Certificate and each holder of uncertificated shares of New Remy Common Stock shall cease to have any rights with respect thereto, except that such New Remy Certificate or uncertificated share shall represent only the right to receive (x) the New Remy Merger Consideration deliverable in respect of the shares of New Remy Common Stock represented by such New Remy Certificate or uncertificated share immediately prior to the New Remy Effective Time, (y) any cash in lieu of fractional shares payable pursuant to Section 2.1(c) and (z) any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such New Remy Certificate or uncertificated share in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed New Remy Certificate, Section 2.2(e)).
(ii)    Cancellation of Shares. Each issued share of New Remy Common Stock that is owned by New Remy immediately prior to the New Remy Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii)    Conversion of Merger Sub One Common Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub One issued and outstanding immediately prior to the New Remy Effective Time shall be automatically converted into one duly authorized and validly issued, fully paid and nonassessable share of common stock of the New Remy Surviving Corporation.

(b)    At the Merger Effective Time, by virtue of the Old Remy Merger and without any action on the part of the holder of any shares of capital stock of any party:
(i)    Conversion of Old Remy Common Stock. Subject to Section 2.1(d), each share of common stock of Old Remy, par value $0.0001 per share (the “Old Remy Common Stock”), issued and outstanding immediately prior to the Merger Effective Time, other than (A) any shares of Old Remy Common Stock to be canceled pursuant to Section 2.1(b)(ii) and (B) the FNF Owned Old Remy Shares, which shall remain issued and outstanding and are not affected by the Old Remy Merger, shall be automatically converted into and become the right to receive one (the “Old Remy Exchange Ratio”) validly issued, fully paid and nonassessable share of New Holdco Common Stock (the “Old Remy Merger Consideration” and, together with the New Remy Merger Consideration, the “Merger Consideration”). At the Merger Effective Time, except for the FNF Owned Old Remy Shares and except as otherwise provided herein, all shares of Old Remy Common Stock outstanding immediately prior to the Merger Effective Time shall be canceled upon their conversion and shall cease to exist and each holder of an Old Remy Certificate and each holder of uncertificated shares of Old Remy Common Stock (other than any holder of FNF Owned Old Remy Shares) shall cease to have any rights with respect thereto, except that such Old Remy Certificate or uncertificated share shall represent only the right to receive (x) the Old Remy Merger Consideration deliverable in respect of the shares of Old Remy Common Stock represented by such Old Remy Certificate or uncertificated share immediately prior to the Merger Effective Time and (y) any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Old Remy Certificate or uncertificated share in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed Old Remy Certificate, Section 2.2(e)).
(ii)    Cancellation of Shares. Each issued share of Old Remy Common Stock that is owned by Old Remy immediately prior to the Merger Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii)    Conversion of Merger Sub Two Common Stock. The shares of common stock, par value $0.0001 per share, of Merger Sub Two (“Merger Sub Two Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall be, in the aggregate, automatically converted into that number of shares of common stock, par value $0.0001 per share, of the Old Remy Surviving Corporation equal to the number of shares of Old Remy Common Stock that are outstanding immediately prior to the Merger Effective Time, excluding the FNF Owned Old Remy Shares and shares of Old Remy Common Stock canceled pursuant to Section 2.1(b)(ii). Each share of Merger Sub Two Common Stock converted into shares of common stock of the Old Remy Surviving Corporation shall be duly authorized and validly issued, fully paid and nonassessable.

(c)    Fractional Shares.
(i)    No certificates, scrip or book-entry credit representing fractional shares of New Holdco Common Stock will be issued upon the conversion of New Remy Common Stock pursuant to Section 2.1, and to the extent that any holder of New Remy Common Stock would otherwise be entitled to receive a fractional share of New Holdco Common Stock, no such fractional shares will be issued to such holder as a result of the New Remy Merger and no such holder shall be entitled to vote or to any rights of a holder of New Holdco Common Stock with respect to fractional shares such holder otherwise would be entitled to receive. For purposes of this Section 2.1(c), all fractional share interests to which each record holder would be entitled will be aggregated and sold by the Exchange Agent pursuant to Section 2.1(c)(ii).
(ii)    Fractional shares of New Holdco Common Stock that would otherwise be allocable to any former holders of New Remy Common Stock in the New Remy Merger will be aggregated, and the Exchange Agent shall sell the aggregate shares in the public market. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of New Remy Common Stock entitled to receive such cash. No interest shall accrue on any cash payable pursuant to this Section 2.1(c).
(d)    Adjustments to Exchange Ratios. So as to maintain the relative proportionate interests of the holders of the New Remy Common Stock and the Old Remy Common Stock in New Holdco Common Stock immediately following the Merger Effective Time intended by this Agreement as of the date hereof, the New Remy Exchange Ratio, the New Remy Merger Consideration, the Old Remy Exchange Ratio and the Old Remy Merger Consideration shall be adjusted to reflect fully the effect of any stock split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, Old Remy Common Stock or New Holdco Common Stock or other securities), reorganization, recapitalization, reclassification, combination or exchange of shares, or other similar change with respect to (i) Old Remy Common Stock occurring on or after the date hereof and prior to the Merger Effective Time or (ii) New Holdco Common Stock occurring on or after the date hereof and prior to the Merger Effective Time.
SECTION 2.2    Exchange of Certificates and Book-Entry Shares.
(c)    Exchange Agent. At or prior to the New Remy Effective Time, New Holdco shall deposit, in trust for the benefit of the holders of New Remy Common Stock and Old Remy Common Stock, with the Exchange Agent, pursuant to an agreement reasonably satisfactory to Old Remy and FNF (the “Exchange Agreement”), for exchange in accordance with this ARTICLE II, through the Exchange Agent, certificates (or evidence of shares in book-entry form) representing the shares of New Holdco Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of New Remy Common Stock and Old Remy Common Stock (such shares of New Holdco Common Stock, together with any dividends or other distributions with respect thereto with a record date after the Merger Effective Time and any cash payments in lieu of any fractional shares of New Holdco Common Stock received by the Exchange Agent through sales contemplated by Section 2.1(c), being hereinafter referred to as the “Exchange Fund”).
(d)    Exchange Procedures. Promptly after the Merger Effective Time, and in any event no later than ten Business Days after the Merger Effective Time, New Holdco shall cause the Exchange Agent to mail to each holder of record of a certificate (or evidence of shares in book-entry form) which immediately prior to the New Remy Effective Time or the Merger Effective Time, as applicable, represented outstanding shares of New Remy Common Stock (the “New Remy Certificates”) or of Old Remy Common Stock (other than the FNF Owned Old Remy Shares) (the “Old Remy Certificates” and, together with the Old Remy Certificates, the “Certificates”), which at the New Remy Effective Time or the Merger Effective Time, as applicable, were converted into the right to receive the New Remy Merger Consideration or the Old Remy Merger Consideration, as applicable, pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and shall have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as New Holdco may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or evidence of shares in book-entry form) representing, as applicable, the New Remy Merger Consideration or the Old Remy Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of New Holdco Common Stock to which such holders are entitled pursuant to Section 2.1(c). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate (or evidence of shares in book-entry form) representing that number of whole shares of New Holdco Common Stock that such holder has the right to receive pursuant to the provisions of this ARTICLE II after taking into account all the shares of New Remy Common Stock or Old Remy Common Stock then held by such holder under all such Certificates so surrendered, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) and (C) cash in lieu of any fractional shares of New Holdco Common Stock to which such holder is entitled pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of New Remy Common Stock or Old Remy Common Stock that is not registered in the transfer records of New Remy or Old Remy, as applicable, a certificate (or evidence of shares in book-entry form) representing the proper number of shares of New Holdco Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other Taxes required by reason of the issuance of shares of New Holdco Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of the New Remy Surviving Corporation or Old Remy Surviving Corporation, as applicable, that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the New Remy Effective Time or the Merger Effective Time, as applicable, to represent only the right to receive as applicable, the New Remy Merger Consideration or the Old Remy Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of New Holdco Common Stock to which such holder is entitled pursuant to Section 2.1(c), in each case, without interest.
(e)    Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to New Holdco Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of New Holdco Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of New Holdco Common Stock shall be paid to any such holder pursuant to Section 2.1(c), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this ARTICLE II. Following surrender of any Certificate in accordance with this ARTICLE II, there shall be paid to the record holder thereof, without interest, (i) promptly following the time of such surrender, the amount of cash payable in lieu of any fractional shares of New Holdco Common Stock to which such holder is entitled pursuant to Section 2.1(c) and the amount of dividends or other distributions, payable with respect to that number of whole shares of New Holdco Common Stock issuable in exchange for such Certificate pursuant to this ARTICLE II, with a record date after the Merger Effective Time and paid with respect to New Holdco Common Stock prior to such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of New Holdco Common Stock.
(f)    Transfer Books; No Further Ownership Rights. All shares of New Holdco Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE II (including any dividends or other distributions paid pursuant to Section 2.2(c) and cash paid in lieu of any fractional shares pursuant to Section 2.1(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of New Remy Common Stock or Old Remy Common Stock previously represented by such Certificates, and at the New Remy Effective Time and the Merger Effective Time, as applicable, the stock transfer books of New Remy and Old Remy shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of (x) the New Remy Surviving Corporation of the shares of New Remy Common Stock that were outstanding immediately prior to the New Remy Effective Time and (y) the Old Remy Surviving Corporation of the shares of Old Remy Common Stock that were outstanding immediately prior to the Merger Effective Time (except for the FNF Owned Old Remy Shares, which are to remain issued and outstanding and are not affected by the Old Remy Merger). Except as required by applicable Law, from and after the New Remy Effective Time and the Merger Effective Time, as applicable, the holders of Certificates that evidenced ownership of shares of New Remy Common Stock or Old Remy Common Stock (other than FNF Owned Old Remy Shares) outstanding immediately prior to the New Remy Effective Time or the Merger Effective Time shall cease to have any rights with respect to such shares. Subject to the last sentence of Section 2.2(f), if, at any time after the New

Remy Effective Time or the Merger Effective Time, as applicable, Certificates are presented to the New Remy Surviving Corporation, the Old Remy Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.
(g)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by New Holdco, the posting by such Person of a bond, in such reasonable amount as New Holdco may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, as applicable, the Old Remy Merger Consideration or New Remy Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.2(c) and cash in lieu of any fractional share interests of New Holdco Common Stock to which such holder would be entitled pursuant to Section 2.1(c), in each case pursuant to this Agreement.
(h)    Termination of Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for sixty (60) calendar days after the Merger Effective Time shall be delivered to New Holdco, upon demand by New Holdco, and any holders of Certificates who have not theretofore complied with this ARTICLE II shall thereafter look only to New Holdco for payment of their claim for (i) the Old Remy Merger Consideration or the New Remy Merger Consideration, as applicable, (ii) any dividends or other distributions with respect to shares of New Holdco Common Stock and (iii) cash in lieu of any fractional share interests of New Holdco Common Stock in accordance with this ARTICLE II. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to Section 2.1(c)) would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to Section 2.1(c)) shall become, to the extent permitted by applicable Law, the property of New Holdco, free and clear of all claims or interest of any Person previously entitled thereto.
(i)    No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the New Remy Surviving Corporation, the Old Remy Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of New Holdco Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of New Holdco Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(j)    Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund received through the public market aggregated sales of fractional share interests effectuated in accordance with the Exchange Agreement as directed by New Holdco. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, New Holdco.

(k)    Withholding Taxes. New Holdco and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of New Remy Common Stock or Old Remy Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, New Holdco and the Exchange Agent shall be treated as though they withheld from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of New Remy Common Stock or Old Remy Common Stock in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of New Remy Common Stock or Old Remy Common Stock.
SECTION 2.3    Old Remy Stock Options, Old Remy Performance Shares and Old Remy Restricted Stock. Prior to the Merger Effective Time, Old Remy or the Old Remy Board (or the applicable committee thereof), as applicable, shall adopt resolutions to amend, effective as of the Merger Effective Time, the Old Remy Stock Plan and the terms of all Old Remy Stock Options, Old Remy Restricted Stock and Old Remy Performance Shares outstanding as of immediately prior to the Merger Effective Time (collectively, the “Old Remy Equity Awards”), and take all other actions necessary to permit the Old Remy Equity Awards to be assumed by New Holdco as set forth in Section 2.4 and to ensure that, notwithstanding anything to the contrary, following the Merger Effective Time, no Person shall have any right to acquire any securities of Old Remy or to receive any payment, right or benefit with respect to any award previously granted under any Old Remy Stock Plan (whether hereunder, under any Old Remy Stock Plan or individual award agreement or otherwise), except the right to receive a payment, right or benefit with respect thereto as provided in Section 2.4.
SECTION 2.4    Actions by New Holdco.
(d)    At the Merger Effective Time, by virtue of the Old Remy Merger and without the need of any further corporate action by New Holdco, New Holdco shall assume the Old Remy Equity Awards (in a manner complying with Section 409A of the Code, if applicable), with the result that at the Merger Effective Time, New Holdco shall assume the Old Remy Stock Plan, including all obligations with respect to the Old Remy Equity Awards outstanding at the Merger Effective Time.
(e)    As soon as practicable after the Merger Effective Time, New Holdco shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (or another appropriate form) registering a number of shares of New Holdco Common Stock at least equal to the number of shares subject to the Old Remy Equity Awards. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as such Old Remy Equity Awards remain outstanding.

(f)    As soon as practicable after the Merger Effective Time, New Holdco shall deliver to the holders of an Old Remy Equity Award agreements evidencing the assumption of such Old Remy Equity Awards by New Holdco.
ARTICLE III
Representations and Warranties of FNF
Except as set forth in the correspondingly identified subsection of the disclosure schedule delivered by FNF to Old Remy simultaneously with the execution of this Agreement (the “FNF Disclosure Schedule”), FNF represents and warrants to Old Remy, as of the date hereof and as of the New Remy Effective Time:
SECTION 3.1    Organization, Standing and Corporate Power.
(l)    FNF, and each of its Subsidiaries that is a party to a Transaction Agreement, is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on New Remy (a “New Remy Material Adverse Effect”).
(m)    FNF is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a New Remy Material Adverse Effect.
SECTION 3.2    Authority; Noncontravention.
(a)    FNF and each of its Subsidiaries that is a party to a Transaction Agreement has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party. The execution, delivery and performance by FNF or such Subsidiaries of this Agreement and the execution, delivery and performance by FNF or such Subsidiaries of each other Transaction Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of FNF and such Subsidiary and, to the extent required by any Law, its stockholders, and no other corporate or other action on its part is necessary to authorize the execution and delivery by FNF or such Subsidiary of this Agreement and each other Transaction Agreement to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and the Reorganization Agreement have been, and each other Transaction Agreement to which it is a party, when executed and delivered, will be, duly executed and delivered by FNF and each of its Subsidiaries that is a party to a Transaction Agreement and each is, or, upon such execution and delivery, will be, a valid and binding obligation of FNF or such Subsidiary, enforceable in accordance with its terms.
(b)    Neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by FNF or any of its Subsidiaries nor the consummation by FNF or any of its Subsidiaries of the Transactions, nor compliance by FNF or any of its Subsidiaries with any of the terms or provisions of this Agreement or any of the other Transaction Agreements to which it is a party, will (i) conflict with or violate any provision of its certificate of incorporation and bylaws or any of the organizational documents of any Subsidiary of FNF, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.3 are obtained and the filings referred to in Section 3.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to FNF or any Subsidiary or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, FNF or any Subsidiary under, any of the terms, conditions or provisions of any Contract or permit to which FNF or any Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of FNF or any Subsidiary, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a New Remy Material Adverse Effect.
(c)    The Board of Directors of FNF has (i) determined that this Agreement and each other Transaction Agreement to which FNF is a party and the transactions contemplated hereby and thereby are in the best interests of FNF and its stockholders (including the holders of the FNFV Common Stock) and (ii) approved and declared advisable this Agreement and each other Transaction Agreement to which FNF is a party and the transactions contemplated hereby and thereby.
SECTION 3.3    Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the Securities Act, including the filing of both the New Holdco Form S-4 and the New Remy Form S-1 with the SEC or (ii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NASDAQ, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement or any other Transaction Agreement to which FNF or any Subsidiary is a party by FNF or such Subsidiary and the consummation by FNF or any Subsidiary of the transactions contemplated hereby and thereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a New Remy Material Adverse Effect.

SECTION 3.4    Information Supplied. None of the information supplied (or to be supplied) by or on behalf of FNF or any Subsidiary specifically for inclusion in either the New Holdco Form S-4 or the New Remy Form S-1 will, (x) in the case of the Old Remy Proxy Statement, at the time the Old Remy Proxy Statement or any amendment or supplement thereto is mailed to the stockholders of Old Remy or at the time of the Old Remy Stockholders Meeting, or (y) in the case of the New Holdco Form S-4 and the New Remy Form S-1, at the time the New Holdco Form S-4 or the New Remy Form S-1 (as applicable), or any amendment or supplement thereto, (i) is filed with the SEC or (ii) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the Old Remy Proxy Statement, in light of the circumstances under which they are made) not misleading. Notwithstanding the foregoing, FNF makes no representation or warranty with respect to information supplied by or on behalf of Old Remy for inclusion in any of the foregoing documents.
SECTION 3.5    FNF Owned Imaging Units.
(a)    The equity interests of Imaging consist solely of membership units, 100% of which will be, as a result of the Restructuring and immediately prior to the Spin-Off, directly owned beneficially and of record by New Remy (the “FNF Owned Imaging Units”). The FNF Owned Imaging Units are duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights, Law, Contract or the organizational documents of Imaging. There are no outstanding subscriptions, options, restricted stock, stock appreciation rights, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any equity interests of Imaging pursuant to which Imaging is or may become obligated to issue equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any equity interests in Imaging. There are no capital appreciation rights, phantom stock plans or securities with participation rights or features, or similar obligations and commitments with respect to Imaging. There are no outstanding obligations of Imaging to repurchase, redeem or otherwise acquire any equity interests (or any options, restricted stock, stock appreciation rights, warrants or other rights to acquire any equity interests) of Imaging. There are no restrictions upon the voting or transfer of any FNF Owned Imaging Units pursuant to any of the organizational documents of FNF or any of its Subsidiaries or any agreement to which FNF or any Subsidiary is a party.
(b)    As of the date hereof, all FNF Owned Imaging Units are owned beneficially and of record by a wholly-owned subsidiary of FNF, free and clear of all Liens.
(c)    After giving effect to the Restructuring and as of the New Remy Effective Time, New Remy will have good and valid title to the FNF Owned Imaging Units, free and clear of any and all Liens (other than transfer restrictions arising under federal and state securities Laws and the restrictions set forth in this Agreement), and FNF will not have any right, title or interest in the FNF Owned Imaging Units.

SECTION 3.6    FNF Owned Old Remy Shares.
(a)    As of the date hereof, 16,342,508 shares of Old Remy Common Stock are owned beneficially and of record by a wholly-owned subsidiary of FNF (the “FNF Owned Old Remy Shares”). All of the FNF Owned Old Remy Shares are owned free and clear of any and all Liens. Except as provided for in this Section 3.6, FNF does not Beneficially Own any other shares of Old Remy Common Stock, any other shares of the capital stock of Old Remy, or any options or other rights to purchase or receive shares of the capital stock of Old Remy.
(b)    After giving effect to the Restructuring and as of the New Remy Effective Time, New Remy will have good and valid title to the FNF Owned Old Remy Shares, free and clear of any and all Liens (other than transfer restrictions arising under federal and state securities Laws and the restrictions set forth in this Agreement), and FNF will not have any right, title or interest in the FNF Owned Old Remy Shares.
SECTION 3.7    No Brokers or Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of FNF or any of its Subsidiaries.
SECTION 3.8    No Other Representations or Warranties. Except for the representations and warranties set forth in this Agreement and the other Transaction Agreements, neither FNF nor any other Person makes or has made any express or implied representation or warranty with respect to FNF or Imaging or with respect to any other information provided to New Remy or Old Remy in connection with the transactions contemplated by this Agreement or any of the other Transaction Agreements to which FNF is a party. Without limiting the generality of the foregoing, neither FNF nor any other Person will have or be subject to any liability or other obligation to New Remy, Old Remy or any other Person resulting from the distribution to New Remy or Old Remy (including their respective Representatives), or New Remy’s or Old Remy’s (or such Representatives’) use of, any such other information, including any information, documents, projections, forecasts or other materials made available to New Remy or Old Remy in connection with the Mergers or the Restructuring.
ARTICLE IV
Representations and Warranties of New Remy
Except as set forth in the correspondingly identified subsection of the FNF Disclosure Schedule, New Remy represents and warrants to Old Remy, except as set forth herein, as of the date hereof and as of the New Remy Effective Time:
SECTION 4.1    Organization, Standing and Power.
(d)    Each of New Remy and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not been and would not reasonably be expected to be, individually or in the aggregate, material to New Remy.
(e)    Each of New Remy and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not been and would not reasonably be expected to be, individually or in the aggregate, material to New Remy.
(f)    Prior to the consummation of the Restructuring and the Spin-Off, the authorized capital stock of New Remy consists of 1,000 shares of common stock, par value $0.0001 per share and all of the issued and outstanding shares of which are held directly by FNF. Immediately prior to the Spin-Off, the authorized capital stock of New Remy consists of 100,000,000 shares of common stock, par value $0.0001 per share.  All outstanding shares of New Remy Common Stock have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights, Law, Contract or the organizational documents of New Remy.  Except as set forth in this Section 4.1(c), there are no shares of capital stock, voting securities or equity interests of New Remy issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of New Remy, including any representing the right to purchase or otherwise receive any shares of common stock or preferred stock of New Remy.  There are no capital appreciation rights, phantom stock plans or securities with participation rights or features, or similar obligations and commitments with respect to New Remy. There are no outstanding obligations of New Remy  to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of New Remy. There are no restrictions upon the voting or transfer of any shares of New Remy Common Stock pursuant to any of New Remy’s organizational documents or any agreement to which New Remy or any of its Subsidiaries is a party.
(g)    New Remy has caused New Holdco to be organized under the Laws of the State of Delaware and owns all of the capital stock of New Holdco. The authorized capital stock of New Holdco consists of 1,000 shares of common stock, par value $0.0001 per share, of which one share has been issued to New Remy, which share is duly authorized, validly issued and fully paid and nonassessable, was not issued in violation of any preemptive or subscription rights, Law, Contract or the organizational documents of New Holdco, and is owned by New Remy free and clear of any Liens. Except as set forth in this Section 4.1(d) and as contemplated by this Agreement, there are no shares of capital stock, voting securities or equity interests of New Holdco issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of New Holdco, including any representing the right to purchase or otherwise receive any shares of common stock or preferred stock of New Holdco. There are no capital appreciation rights, phantom stock plans or securities with participation rights or features, or similar obligations and commitments with respect to New Holdco. There are no outstanding obligations of New Holdco to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of New Holdco. There are no restrictions upon the voting or transfer of any shares of New Holdco Common Stock pursuant to any of New Holdco’s organizational documents or any agreement to which New Holdco or any Subsidiary is a party.
(h)    New Remy has caused New Holdco to organize, and New Holdco has organized, Merger Sub One and Merger Sub Two under the Laws of the State of Delaware. The authorized capital stock of Merger Sub One consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are duly authorized, validly issued and fully paid and nonassessable, were not issued in violation of any preemptive or subscription rights, Law, Contract or other organizational documents of Merger Sub One and are owned by New Holdco free and clear of any Liens. The authorized capital stock of Merger Sub Two consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are duly authorized, validly issued and fully paid and nonassessable, were not issued in violation of any preemptive or subscription rights, Law, Contract or other organizational documents of Merger Sub Two and are owned by New Holdco free and clear of any Liens. Except as set forth in this Section 4.1(e), there are no shares of capital stock, voting securities or equity interests of Merger Sub One or Merger Sub Two issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Merger Sub One or Merger Sub Two, including any representing the right to purchase or otherwise receive any capital stock of Merger Sub One or Merger Sub Two. There are no capital appreciation rights, phantom stock plans or securities with participation rights or features, or similar obligations and commitments with respect to Merger Sub One or Merger Sub Two, as applicable. There are no outstanding obligations of Merger Sub One or Merger Sub Two to repurchase, redeem or otherwise acquire any shares of its own capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests). There are no restrictions upon the voting or transfer of any Merger Sub One or Merger Sub Two equity interests, as applicable, pursuant to the organizational documents of Merger Sub One or Merger Sub Two, as applicable, or any agreement to which New Holdco or any of its Subsidiaries is a party.
(i)    Each of New Holdco, Merger Sub One and Merger Sub Two has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and, subject to obtaining the consent of their respective sole stockholders, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of New Holdco, Merger Sub One and Merger Sub Two of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by each of New Holdco, Merger Sub One and Merger Sub Two of the Transactions, have been duly authorized and approved by their respective Boards of Directors, and except for obtaining the consent of their respective sole stockholders for the adoption of this Agreement and each of the other Transaction Agreements to which it is a party, no other corporate action on the part of New Holdco, Merger Sub One and Merger Sub Two is necessary to authorize the execution, delivery and performance by New Holdco, Merger Sub One and Merger Sub Two of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by each of New Holdco, Merger Sub One and Merger Sub Two of the Transactions. This Agreement and each of the other Transaction Agreements to which it is a party has been duly executed and delivered by each of New Holdco, Merger Sub One and Merger Sub Two and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of each of New Holdco, Merger Sub One and Merger Sub Two, enforceable against each of New Holdco, Merger Sub One and Merger Sub Two in accordance with their terms.
(j)    New Remy has delivered to Old Remy correct and complete copies of its certificate of incorporation and bylaws (the “New Remy Charter Documents”) and correct and complete copies of the certificates of incorporation, bylaws and stockholders' or governance agreements (or comparable organizational documents) of each of its Subsidiaries (the “New Remy Subsidiary Documents”), in each case as amended to the date of this Agreement. All such New Remy Charter Documents and New Remy Subsidiary Documents are in full force and effect and neither New Remy nor any of its Subsidiaries is in violation of any of their respective provisions.
(k)    Each of New Remy, New Holdco, Merger Sub One and Merger Sub Two was formed solely for the purpose of effecting the Mergers (and, in the case of New Remy, the Restructuring, including the Spin-Off) and has not engaged in any business or other activities or conducted any operations other than in connection with the Transactions. Other than with respect to New Remy as of the New Remy Effective Time (whose sole assets at such time will consist of the FNF Owned Imaging Units and the FNF Owned Old Remy Shares), each of such Persons has no, and at all times prior to the New Remy Effective Time shall have no, assets. Each of such Persons has no Liabilities other than those incident to its formation and those incurred pursuant to this Agreement and the other Transaction Agreements.
SECTION 4.2    Authority; Noncontravention.
(g)    New Remy has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party. The execution, delivery and performance by New Remy of this Agreement and each other Transaction Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of New Remy and, to the extent required by any applicable Law, its stockholders, and no other corporate or other action on its part is necessary to authorize the execution and delivery by New Remy of this Agreement and each other Transaction Agreement to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and the Reorganization Agreement have been, and each other Transaction Agreement to which New

Remy is a party, when executed and delivered, will be, duly executed and delivered by New Remy and each is, or when executed and delivered will be, a valid and binding obligation of New Remy, enforceable against New Remy in accordance with its terms.
(h)    Neither the execution and delivery of this Agreement and the other Transaction Agreements by New Remy and its Subsidiaries, nor the consummation by New Remy and its Subsidiaries of the transactions contemplated hereby or thereby, nor compliance by New Remy and its Subsidiaries with any of the terms or provisions of this Agreement and each other Transaction Agreement to which it is a party, will (i) conflict with or violate any provision of the New Remy Charter Documents, the New Remy Public Charter Documents or any of the organizational documents of any of its Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to New Remy or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of New Remy or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or permit to which New Remy or any of its Subsidiaries is a party, or by which they or any of their properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of New Remy or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to be material to New Remy or to delay, impede or prevent the transactions contemplated by the Transaction Agreements.
(i)    The Board of Directors of New Remy has (i) determined that this Agreement and each other Transaction Agreement to which New Remy is a party and the transactions contemplated hereby and thereby are in the best interests of New Remy and its stockholders and (ii) approved and declared advisable this Agreement and each other Transaction Agreement to which New Remy is a party and the transactions contemplated hereby and thereby.
SECTION 4.3    Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of both the New Holdco Form S-4 and the New Remy Form S-1 with the SEC or (ii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NASDAQ, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement or any other Transaction Agreement to which New Remy or any Subsidiary is a party by New Remy or such Subsidiary and the consummation by New Remy or any Subsidiary of the transactions contemplated hereby and thereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to be material to New Remy or delay, impede or prevent the transactions contemplated by the Transaction Agreements.

SECTION 4.4    Undisclosed Liabilities. As of the New Remy Effective Time, except as disclosed in the Imaging Financial Statements (as defined in the Reorganization Agreement), New Remy and its Subsidiaries have no material Liabilities that would be required to be reflected or reserved against on a consolidated balance sheet in accordance with GAAP or the notes thereto.
SECTION 4.5    Legal Proceedings. There are no Actions pending or threatened in writing by any Governmental Authority with respect to New Remy or any of its Subsidiaries or Actions pending or threatened in writing against New Remy or any of its Subsidiaries or any of their respective properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against New Remy or any of its Subsidiaries, in each case except for those that have not been and would not reasonably be expected to be, individually or in the aggregate, material to New Remy or to delay, impede or prevent the transactions contemplated by the Transaction Agreements.
SECTION 4.6    Compliance With Laws. Each of New Remy and its Subsidiaries is, and since the date of its organization each has been, in compliance in all material respects with and not in default under or in violation of any applicable Law.
SECTION 4.7    Tax Matters. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to New Remy: (i) all Tax Returns that were required to be filed by or with respect to New Remy or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns, insofar as they relate to New Remy or any of its Subsidiaries, are complete and accurate and (ii) all Taxes owed by New Remy or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been, or will be, established on the balance sheet of New Remy and its Subsidiaries in the New Holdco Form S-4 and the New Remy Form S-1.
SECTION 4.8    No Other Representations or Warranties. Except for the representations and warranties set forth in this Agreement and the other Transaction Agreements, neither New Remy nor any other Person makes or has made any express or implied representation or warranty with respect to New Remy or Imaging or with respect to any other information provided to FNF or Old Remy in connection with the transactions contemplated by this Agreement or any of the other Transaction Agreement to which New Remy is a party. Without limiting the generality of the foregoing, neither New Remy nor any other Person will have or be subject to any liability or other obligation to FNF, Old Remy, or any other Person resulting from the distribution to FNF or Old Remy (including their respective Representatives), or FNF’s or Old Remy’s (or such Representatives’) use of, any such other information, including any information, documents, projections, forecasts or other materials made available to FNF or Old Remy in connection with the Mergers or the Restructuring.
ARTICLE V
Representations and Warranties of Old Remy

Except as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Old Remy to FNF and New Remy simultaneously with the execution of this Agreement (the “Old Remy Disclosure Schedule”), Old Remy represents and warrants to FNF and New Remy:
SECTION 5.1    Organization, Standing and Corporate Power.
(j)    Each of Old Remy and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Old Remy (a “Old Remy Material Adverse Effect”).
(k)    Each of Old Remy and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, an Old Remy Material Adverse Effect.
(l)    Old Remy has delivered to FNF correct and complete copies of its certificate of incorporation and bylaws (the “Old Remy Charter Documents”). All such Old Remy Charter Documents are in full force and effect and Old Remy is not in violation of any of their respective provisions.
SECTION 5.2    Capitalization.
(d)    The authorized capital stock of Old Remy consists of 240,000,000 shares of Old Remy Common Stock and 40,000,000 shares of preferred stock, par value $0.0001 per share (the “Old Remy Preferred Stock”). At the close of business on August 29, 2014, (i) 31,995,332 shares of Old Remy Common Stock were issued and outstanding, (ii) 457,107 shares of Old Remy Common Stock were held by Old Remy in its treasury, (iii) 5,500,000 shares of Old Remy Common Stock were reserved for issuance under the Old Remy Stock Plan (of which 510,375 shares of Old Remy Common Stock were subject to outstanding options to purchase shares of Old Remy Common Stock granted under the Old Remy Stock Plan), (iv) 1,892,966 shares of Old Remy Restricted Stock were issued or outstanding and (v) no shares of Old Remy Preferred Stock were issued or outstanding. All outstanding shares of Old Remy Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 5.2(a) of the Old Remy Disclosure Schedule is a correct and complete list, as of August 29, 2014, of all outstanding options or other rights to purchase or receive shares of Old Remy Common Stock granted under the Old Remy Stock Plan or otherwise, and, for each such option or other right, (A) the number of shares of Old Remy Common Stock subject thereto and the exercise price thereof, and (B) the grant date thereof. All

Old Remy Stock Options have an exercise price equal to no less than the fair market value of the underlying shares of Old Remy Common Stock on the date of grant. Since August 29, 2014, Old Remy has not issued any shares of Old Remy capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of Old Remy capital stock, voting securities or equity interests, other than pursuant to the exercise of outstanding options referred to above in this Section 5.2(a).
(e)    There are no outstanding obligations of Old Remy or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of Old Remy.
(f)    There are no issued or outstanding bonds, debentures, notes or other indebtedness of Old Remy or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of Old Remy or any of its Subsidiaries may vote.
SECTION 5.3    Authority; Noncontravention.
(d)    Old Remy has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party. The execution, delivery and performance by Old Remy of this Agreement and each other Transaction Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the Old Remy Board and, to the extent required by any applicable Law, its stockholders (subject to Section 5.3(e)), and no other corporate or other action on its part is necessary to authorize the execution and delivery by Old Remy of this Agreement and each other Transaction Agreement to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each other Transaction Agreement to which Old Remy is a party, when executed and delivered, will be, duly executed and delivered by Old Remy and each is, or when executed and delivered will be, a valid and binding obligation of Old Remy, enforceable against Old Remy in accordance with its terms.
(e)    Neither the execution and delivery of this Agreement and the other Transaction Agreements by Old Remy, nor the consummation by Old Remy of the transactions contemplated hereby or thereby, nor compliance by Old Remy with any of the terms or provisions of this Agreement and each other Transaction Agreement to which it is a party, will (i) conflict with or violate any provision of the Old Remy Charter Documents or any of the organizational documents of Old Remy or its material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 5.4 are obtained and the filings referred to in Section 5.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Old Remy or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Old Remy or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or permit to which Old Remy or any of its Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Old Remy or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have an Old Remy Material Adverse Effect.
(f)    The Special Committee has approved, and deems it advisable and in the best interests of Old Remy and its stockholders (other than New Remy or any of its Affiliates) to consummate, and has recommended that the Old Remy Board approve, the Old Remy Merger in which the issued and outstanding shares of capital stock of Old Remy (other than the FNF Owned Old Remy Shares) will be converted into the right to receive shares of New Holdco Common Stock.
(g)    The Old Remy Board has (i) determined that this Agreement and each other Transaction Agreement to which New Remy is a party and the transactions contemplated hereby and thereby are in the best interests of Old Remy and its stockholders, (ii) approved and declared advisable this Agreement, including the Old Remy Merger, and each other Transaction Agreement to which Old Remy is a party and the transactions contemplated hereby and thereby and (iii) resolved to recommend that the stockholders of Old Remy adopt this Agreement (subject to Section 6.4).
(h)    The affirmative vote (in person or by proxy) of the holders of record of a majority of the shares of Old Remy Common Stock outstanding on the record date for the Old Remy Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of capital stock of Old Remy which is legally required to adopt this Agreement (the “Old Remy Stockholder Approval”).
SECTION 5.4    Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of both the New Holdco Form S-4 and the New Remy Form S-1 with the SEC or (ii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NASDAQ, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement or any other Transaction Agreement to which Old Remy is a party by Old Remy and the consummation by Old Remy of the transactions contemplated hereby and thereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in an Old Remy Material Adverse Effect.

SECTION 5.5    SEC Documents; Undisclosed Liabilities.
(a)    Old Remy and its Subsidiaries have filed and furnished all Old Remy SEC Documents. The Old Remy SEC Documents, as of their respective effective dates (in the case of the Old Remy SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other of the Old Remy SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to the Old Remy SEC Documents, and none of the Old Remy SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)    Except (i) as reflected or otherwise reserved against on the balance sheet of Old Remy and its consolidated Subsidiaries as of June 30, 2014 (including the notes thereto) included in the Old Remy SEC Documents filed by Old Remy and publicly available prior to the date of this Agreement, (ii) for Liabilities incurred since June 30, 2014 in the ordinary course of business consistent with past practice; (iii) for Liabilities set forth on Section 5.5(b)Section 5.5(b) of the Old Remy Disclosure Schedule; and (iv) for Liabilities incurred under or in accordance with this Agreement and the other Transaction Agreements to which Old Remy is a party or in connection with the transactions contemplated hereby or thereby, Old Remy has no Liabilities that would be required to be reflected or reserved against on a consolidated balance sheet of Old Remy prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, an Old Remy Material Adverse Effect.
SECTION 5.6    Information Supplied. Subject to the accuracy of the representations and warranties made on behalf of FNF set forth in Section 3.4, none of the information supplied (or to be supplied) by or on behalf of Old Remy or any Subsidiary specifically for inclusion or incorporation by reference in either the New Holdco Form S-4 or the New Remy Form S-1 will, (x) in the case of the Old Remy Proxy Statement, at the time the Old Remy Proxy Statement or any amendment or supplement thereto is mailed to the stockholders of Old Remy or at the time of the Old Remy Stockholders Meeting, or (y) in the case of the New Holdco Form S-4 and the New Remy Form S-1, at the time the New Holdco Form S-4 or the New Remy Form S-1 (as applicable), or any amendment or supplement thereto, (i) is filed with the SEC or (ii) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the Old Remy Proxy Statement, in light of the circumstances under which they are made) not misleading. Notwithstanding the foregoing, Old Remy makes no representation or warranty with respect to information supplied by or on behalf of FNF or any of its Subsidiaries for inclusion or incorporation by reference in any of the foregoing documents.
SECTION 5.7    Brokers and Other Advisors. Except for UBS Securities LLC, the fees and expenses of which will be paid by the parties in accordance with Section 6.12, no broker,

investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Old Remy or any of its Subsidiaries.
SECTION 5.8    Opinion of Financial Advisor. The Special Committee has received an opinion of UBS Securities LLC, financial advisors to the Special Committee, to the effect that on the date hereof, taking into account the Transactions, the Old Remy Exchange Ratio is fair, from a financial point of view, to the holders of Old Remy Common Stock (other than FNF or any of its Affiliates).
SECTION 5.9    No New Remy Interest.  Old Remy does not Beneficially Own any shares of New Remy Common Stock or FNFV Common Stock or any options or other rights to purchase or receive shares of New Remy Common Stock or FNFV Common Stock.  Old Remy has not entered into or acquired any derivative contract with respect to any shares of New Remy Common Stock or FNFV Common Stock or entered into any other hedging or other similar transaction that has the effect of providing Old Remy with the economic benefits, voting rights or risks of ownership of any shares of New Remy Common Stock or FNFV Common Stock (collectively, a “New Remy Interest”).
SECTION 5.10    No Other Representations or Warranties. Except for the representations and warranties set forth in this ARTICLE V, neither Old Remy nor any other Person makes or has made any express or implied representation or warranty with respect to Old Remy or with respect to any other information provided to FNF or New Remy in connection with the transactions contemplated by this Agreement or any of the other Transaction Agreements to which Old Remy is a party. Without limiting the generality of the foregoing, neither Old Remy nor any other Person will have or be subject to any liability or other obligation to FNF, New Remy or any other Person resulting from the distribution to FNF or New Remy (including their respective Representatives), or FNF’s or New Remy’s (or such Representatives’) use of, any such other information, including any information, documents, projections, forecasts or other materials made available to FNF or New Remy in connection with the Mergers or the Restructuring.
ARTICLE VI
Additional Covenants and Agreements
SECTION 6.1    Preparation of the New Remy Form S-1, the New Holdco Form S-4 and Old Remy Proxy Statement; Stockholder Meeting.
(g)    As soon as practicable following the date of this Agreement, New Remy and FNF shall prepare, and Old Remy shall assist and contribute to such preparation, and New Remy shall file with the SEC the New Remy Form S-1. New Remy shall use its reasonable best efforts to have the New Remy Form S-1 declared effective under the Securities Act as promptly as practicable after such filing and keep the New Remy Form S-1 effective for so long as necessary to consummate the Spin-Off. New Remy shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of New Remy Common Stock in the Spin-Off, and FNF shall furnish all information concerning FNF and the holders of shares of FNFV Common Stock as may be reasonably requested by New Remy in connection with any such action. No filing of, or amendment or supplement to, the New Remy Form S-1 will be made without Old Remy’s consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned) and without providing Old Remy a reasonable opportunity to review and comment thereon. If at any time prior to the Spin-Off Effective Time any information relating to FNF, New Holdco, New Remy or Old Remy, or any of their respective Affiliates, directors or officers, should be discovered by FNF, New Holdco, New Remy or Old Remy which should be set forth in an amendment or supplement to the New Remy Form S-1, so that the New Remy Form S-1 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of FNFV Common Stock. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the New Remy Form S-1 or for additional information and shall supply each other with copies of (x) correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the New Remy Form S-1 or the Transactions and (y) all orders of the SEC relating to the New Remy Form S-1.
(h)    As soon as practicable following the date of this Agreement, Old Remy shall prepare and file with the SEC the Old Remy Proxy Statement. Prior to filing the Old Remy Proxy Statement or any amendment or supplement thereto, Old Remy will provide FNF with reasonable opportunity to review and comment on such proposed filing. If at any time prior to the New Remy Effective Time any information relating to FNF, New Holdco, New Remy or Old Remy, or any of their respective Affiliates, directors or officers, should be discovered by FNF or Old Remy which should be set forth in an amendment or supplement to the Old Remy Proxy Statement, so that such document would not be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Old Remy Common Stock. Old Remy shall promptly notify FNF of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Old Remy Proxy Statement or for additional information and shall supply FNF with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Old Remy Proxy Statement. Old Remy shall mail the Old Remy Proxy Statement to the holders of Old Remy Common Stock as promptly as practicable after the New Holdco Form S-4 is declared effective under the Securities Act.

(i)    As soon as practicable following the date of this Agreement, FNF, New Remy, Old Remy and New Holdco shall prepare and New Holdco shall file with the SEC the New Holdco Form S-4, in which the Old Remy Proxy Statement will be included as a prospectus. Each of New Holdco and New Remy shall use its reasonable best efforts to have the New Holdco Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the New Holdco Form S-4 effective for so long as necessary to consummate the Transactions. New Holdco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of New Holdco Common Stock in the Mergers, and FNF, New Remy and Old Remy, as applicable, shall furnish all information concerning New Remy and Old Remy and the holders of shares of New Remy Common Stock and Old Remy Common Stock as may be reasonably requested by New Holdco in connection with any such action. No filing of, or amendment or supplement to, the New Holdco Form S-4 will be made without Old Remy’s consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned) and without providing Old Remy a reasonable opportunity to review and comment thereon. If at any time prior to the New Remy Effective Time any information relating to FNF, New Holdco, New Remy or Old Remy, or any of their respective Affiliates, directors or officers, should be discovered by FNF, New Remy or Old Remy which should be set forth in an amendment or supplement to the New Holdco Form S-4, so that the New Holdco Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Old Remy Common Stock. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the New Holdco Form S-4 or for additional information and shall supply each other with copies of (x) correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the New Holdco Form S-4 or the Transactions and (y) all orders of the SEC relating to the New Holdco Form S-4.
(j)    Old Remy shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Old Remy Stockholders Meeting”) for the purpose of obtaining the Old Remy Stockholder Approval. Subject to Section 6.4 hereof, the Special Committee shall recommend to the Old Remy Board and Old Remy shall recommend to its stockholders, through the Old Remy Board, adoption of this Agreement (the “Old Remy Board Recommendation”). Without limiting the generality of the foregoing (but subject to Old Remy’s rights pursuant to Section 6.4), Old Remy’s obligations pursuant to the first sentence of this Section 6.1(d) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to Old Remy of any Old Remy Takeover Proposal or (B) the withdrawal or modification of (x) the Old Remy Board Recommendation, or (y) such Board of Directors’ approval of, or the Old Remy Special Committee’s recommendation that such Board of Directors approve, the Old Remy Merger. The

Old Remy Proxy Statement shall include (subject to Section 6.4 hereof) the Old Remy Board Recommendation.
SECTION 6.2    Conduct of Business by Imaging and New Remy Pending the Transactions.
(i)    Except as expressly permitted by this Agreement, any of the other Transaction Agreements or as required by applicable Law, during the period from the date of this Agreement until the New Remy Effective Time, FNF shall cause Imaging to, (y) conduct its business in the ordinary course of business consistent with past practice and (z) use reasonable best efforts to maintain in effect all existing Permits (as defined in the Reorganization Agreement), to conduct its business in compliance in all material respects with applicable Law, to maintain all material assets, rights and properties, to maintain and preserve intact its business organization, relationships with customers and suppliers and generally the goodwill of those having business relationships with Imaging and retain the services of Imaging’s present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the New Remy Effective Time. Without limiting the generality of the foregoing, except as (x) expressly permitted by this Agreement (including in connection with the Restructuring) or any of the other Transaction Agreements, (y) required by applicable Law or (z) set forth in Section 6.2(a) of the FNF Disclosure Schedule, during the period from the date of this Agreement to the New Remy Effective Time, FNF shall not cause or permit Imaging to, without the prior written consent of Old Remy:
(i)    (A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any of Imaging’s equity interests of any class, or any subscriptions, options, calls, warrants, convertible or exchangeable securities or other rights, commitments or agreements of any kind to acquire any ownership interest (including any phantom interest) in Imaging; or (B) redeem, purchase or otherwise acquire any of Imaging’s outstanding equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any equity interests;
(ii)    incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Imaging;
(iii)    sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien other than a Permitted Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of Imaging’s properties or assets to any Person, except for immaterial dispositions of assets in the ordinary course of business consistent with past practice;
(iv)    directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person;

(v)    make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person;
(vi)    adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;
(vii)    make any material change in its accounting or Tax reporting principles, methods or policies, except as required by a change in GAAP;
(viii)    (a) enter into any employment or severance agreement, (b) increase the benefits payable under any severance or termination pay policies or agreements in effect on the date hereof, (c) adopt, amend or terminate any profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan or agreement for the benefit or welfare of any employees or service providers except as required by applicable Law or (d) increase the compensation or benefits of any employee or service providers, other than as required in Contracts in effect as of the date of this Agreement or applicable Law;
(ix)    enter into any collective bargaining agreement or similar agreement with a labor organization;
(x)    terminate the employment of any employee other than for “cause” except in the ordinary course of business consistent with past practice or hire any employee with annual compensation in excess of $70,000;
(xi)    transfer the employment of any individual to or from Imaging or otherwise materially change the job functions of any individual employed by Imaging except in the ordinary course of business consistent with past practice;
(xii)    amend, modify, terminate (partially or completely), grant a waiver under or give any consent with respect to, any of the Material Contracts (as defined in the Reorganization Agreement) or enter into any Contract that if in effect on the date hereof would be a Material Contract (as defined in the Reorganization Agreement);
(xiii)    agree or consent to material agreements or material modifications of existing agreements or course of dealings with any Governmental Authority in respect of the operations of Imaging;
(xiv)    pay, waive, release or settle any legal proceedings, except for payments, waivers, releases or settlements involving amounts not to exceed $50,000 in the aggregate;
(xv)    fail to maintain insurance in such amounts and against such risks and losses with respect to the Imaging business as are in effect on the date hereof;

(xvi)    commit to any capital expenditure for which Imaging would be liable following the New Remy Effective Time that, together with all other capital expenditures so incurred, is in excess of $250,000 in any consecutive 12-month period; or
(xvii)    agree, in writing or otherwise, to take any of the foregoing actions.
(j)    During the period from the date of this Agreement to the New Remy Effective Time, FNF and New Remy shall not, and shall not cause or permit New Holdco, or (in the case of clauses (i) and (iii) below) Imaging, to, without the prior written consent of Old Remy:
(i)    amend the organizational documents of Imaging, New Holdco (except as expressly permitted by this Agreement), New Remy (except as expressly permitted by this Agreement), Merger Sub One or Merger Sub Two;
(ii)    sell, pledge, dispose of or encumber, or authorize the sale, pledge, disposition or encumbrance of, any of the FNF Owned Old Remy Shares or the FNF Owned Imaging Units; or
(iii)    except as expressly permitted by this Agreement, make any changes in the capital structure of Imaging, New Holdco, New Remy, Merger Sub One or Merger Sub Two.
(k)    Except as expressly permitted by this Agreement, any of the other Transaction Agreements or as required by applicable Law, or as set forth in Section 6.2(c) of the FNF Disclosure Schedule, during the period from the date of this Agreement to the New Remy Effective Time, New Remy shall not, and shall not permit any of New Holdco, Merger Sub One or Merger Sub Two to, without the prior written consent of Old Remy, engage in any business or other activity, including incurring any Liability.
SECTION 6.3    Conduct of Business by Old Remy Pending the Transactions.
(c)    Except as expressly permitted by this Agreement, any of the other Transaction Agreements or as required by applicable Law, or as set forth in Section 6.3(a) of the Old Remy Disclosure Schedule, during the period from the date of this Agreement to the Merger Effective Time, Old Remy shall not, and shall not permit any of its respective Subsidiaries to, without the prior written consent of New Remy:
(i)    (A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Old Remy Common Stock, voting securities or equity interests or capital stock, voting securities or equity interests of any Subsidiary of Old Remy of any class, or any subscriptions, options, warrants, calls, convertible or exchangeable securities or other rights, commitments or agreements of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), in Old Remy or any of its Subsidiaries, other than, but in all events subect to Section 6.13(a) (x) pursuant to Section 2.3 of this

Agreement, (y) pursuant to an Old Remy Equity Award granted under an Old Remy Stock Plan, which Old Remy Equity Award (1) is outstanding on the date of this Agreement or is granted following the date hereof in the ordinary course consistent with past practice and (2) is issued in accordance with the terms thereof or (z) pursuant to the Old Remy Stock Plan in the ordinary course of business consistent with past practice; (B) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of Old Remy Common Stock or otherwise make any payments to holders of Old Remy Common Stock in their capacity as such, other than regular quarterly dividends consistent with past practice and any repurchases by Old Remy of Old Remy Common Stock; (C) split, combine, subdivide or reclassify any shares of Old Remy Common Stock; or (D) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Old Remy Stock Plan or any agreement evidencing any stock option or other right to acquire capital stock of Old Remy or any restricted stock purchase agreement or any similar or related contract;
(ii)    directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person if such acquisition would reasonably be expected to impede or delay, in any material respect, the ability of the parties to satisfy any of the conditions to the Mergers set forth in this Agreement;
(iii)    make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in any Person if such investment would reasonably be expected to impede or delay, in any material respect, the ability of the parties to satisfy any of the conditions to the Mergers set forth in this Agreement;
(iv)    enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or result in the acceleration of any obligation or the vesting of any benefit as a result of the consummation of the Transactions; or
(v)    agree, in writing or otherwise, to take any of the foregoing actions.
SECTION 6.4    Old Remy Board Recommendation. None of the Old Remy Board, the Special Committee or any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to New Remy, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to New Remy, the Old Remy Board Recommendation (an “Old Remy Board Recommendation Change”). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) the Old Remy Board shall not be prohibited from taking and disclosing to Old Remy stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if the Old Remy Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would be reasonably likely to constitute a violation of applicable Law and (ii) the Old Remy Board or the Special Committee may effect an Old Remy Board Recommendation Change if the Old Remy Board or the Special Committee shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect an Old Remy Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.
SECTION 6.5    Reasonable Best Efforts.
(a)    Subject to the terms and conditions of this Agreement (including Section 6.5(b)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including without limitation the consents listed on Section 7.1(g) of the Old Remy Disclosure Schedule and Section 7.1(g) of the FNF Disclosure Schedule. For purposes hereof, “Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act of 1914, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
(b)    Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws, each of the parties hereto shall have the right to review in advance and approve (such approval not to be unreasonably withheld) all the information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority by a party hereto in connection with the Transactions. No party hereto shall independently participate in any formal or informal meeting with any Governmental Authority in respect of any material communication or any filings, submissions, investigations or other inquiry, without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.

(c)    In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, neither Old Remy nor New Remy (nor FNF on behalf of New Remy) shall, without the other party’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 6.5 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 9.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.5, (ii) require any party to offer, accept or agree to (A) dispose or hold separate (in trust or otherwise) any part of its businesses, operations, assets or product lines (or a combination of Old Remy’s and New Remy’s respective businesses, operations, assets or product lines) or otherwise rearrange the composition of its assets, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, any party may carry on business in any part of the world (including such party’s freedom of action with respect to future acquisitions of assets or businesses or its full rights of ownership with respect to any assets and businesses held as of the date hereof or at the Closing) and/or (D) take any action to impose restrictions or limitations upon the exercise of full rights of ownership by any holder of capital stock of FNF, Old Remy, New Remy or New Holdco, or otherwise to require the repurchase, redemption, deemed transfer, divestiture or other disposition (by forced sale or otherwise) of the capital stock held by any holder of shares of FNF, Old Remy, New Remy or New Holdco, or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the Transactions as violative of any Antitrust Law.
SECTION 6.6    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Old Remy and FNF. Thereafter, none of FNF, New Remy nor Old Remy, nor any of their controlled Affiliates, shall issue or cause the publication of any press release or other written communication to the public (to the extent not previously issued or made in accordance with this Agreement) with respect to the Mergers, this Agreement or the Transactions without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party, to the extent such party is reasonably able to do so, shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).
SECTION 6.7    Access to Information; Confidentiality. Prior to the Closing, with respect to Imaging only, FNF shall, and shall cause its Subsidiaries to, afford to Old Remy and Old Remy’s Representatives reasonable access during normal business hours to all of their properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives as Old Remy may reasonably request with reasonable prior notice and FNF shall furnish as soon as reasonably practicable to Old Remy all information concerning

Imaging as Old Remy may reasonably request, subject in all cases, to any bona fide concerns of attorney-client privilege that FNF may reasonably have and any restrictions contained in Contracts to which FNF or any of its Subsidiaries is a party (it being understood that FNF shall use its reasonable best efforts to provide any such information in a manner that does not result in such violation). Old Remy and its Representatives shall conduct any such activities in a manner as not to interfere unreasonably with the business of FNF or any of its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of FNF or any of its respective Subsidiaries of their normal duties. Except as required by Law or regulation, Old Remy shall hold information received from FNF pursuant to this Section 6.7 in confidence. No investigation, or information received, pursuant to this Section 6.7 or otherwise, will modify or affect the right of a party to rely upon any of the representations and warranties of the parties hereto in any Transaction Agreement.
SECTION 6.8    Notification of Certain Matters. FNF and New Remy shall give prompt notice to Old Remy, and Old Remy shall give prompt notice to FNF and New Remy, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement or another Transaction Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.
SECTION 6.9    Indemnification.
(a)    From and after the Merger Effective Time, New Holdco shall indemnify the individuals who at or prior to the Merger Effective Time were directors or officers of Old Remy (each, a “D&O Indemnified Person”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Merger Effective Time, to the fullest extent (i) required by the Old Remy Charter Documents as in effect on the date of this Agreement, (ii) required by any indemnification agreement between Old Remy and any such director or officer as in effect on the date hereof or as of the Merger Effective Time or (iii) permitted under applicable Law (the “D&O Indemnified Losses”). Without limiting the generality of the foregoing, the D&O Indemnified Losses shall include reasonable costs of prosecuting a claim under this Section 6.9. New Holdco shall periodically advance or reimburse each D&O Indemnified Person for all reasonable fees and expenses constituting D&O Indemnified Losses as such fees and expenses are incurred; provided that such D&O Indemnified Person shall agree to promptly repay to New Holdco the amount of any such reimbursement if it shall be judicially determined by judgment or order not subject to further appeal or discretionary review that such D&O Indemnified Person is not entitled to be indemnified by New Holdco in connection with such matter. In the event that New Holdco sells, transfers or leases all or substantially all of its assets or is not a surviving corporation in any merger, consolidation or other business combination in which it may enter with any Person, New Holdco shall, as a condition to any such transaction, cause such purchaser or such surviving corporation, as the case may be, to assume New Holdco’s obligations under this Section 6.9 upon the consummation of such transaction.
(b)    For six years after the Merger Effective Time, New Holdco shall provide, or shall cause the Old Remy Surviving Corporation to provide, officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Merger Effective Time (including for acts or omissions occurring in connection with the Transaction Agreements and the consummation of the Transactions) covering each D&O Indemnified Person (but only in respect of acts or omissions of such Person acting in such capacity) currently covered by the officers’ and directors’ liability insurance policy of Old Remy on terms with respect to coverage and amount (including with respect to the payment of attorneys’ fees) no less favorable than those of such policy in effect on the date hereof; provided that, if the aggregate annual premiums for such insurance during such period shall exceed 300% of the per annum rate of premium paid by Old Remy as of the date hereof for such insurance, then New Holdco shall provide or cause to be provided a policy for D&O Indemnified Persons with the best coverage as shall then be available at 300% of the rate applicable to Old Remy.
(c)    The rights of each D&O Indemnified Person and his or her heirs and legal representatives under this Section 6.9 shall be in addition to any rights such D&O Indemnified Person may have under the certificate of incorporation or bylaws of New Holdco, Old Remy and any of their respective Subsidiaries, under any agreement of any D&O Indemnified Person with any such entity, under Delaware Law or under any other applicable Law.
(d)    The obligations of New Holdco shall not be terminated or modified in such a manner as to adversely affect the rights of any D&O Indemnified Person to whom this Section 6.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected D&O Indemnified Person shall have consented in writing to such termination or modification.
(e)    The directors and officers of Old Remy to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of each director and officer of Old Remy and his or her heirs.
(i)    In connection with any indemnification provided for in this Section 6.9, the party seeking indemnification (the “Indemnitee”) will give New Holdco (for purposes of this section, the “Indemnitor”) prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 6.9, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (in each case, in reasonable detail). Without limiting the generality of the foregoing, in the case of any Action made or commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice will be given no later than ten business days following receipt by the Indemnitee of written notice of such Third-Party Claim. The failure by any Indemnitee to so notify the applicable Indemnitor will not relieve such Indemnitor of any Liability under this Agreement except to the extent that such failure prejudices such Indemnitor in any material respect. The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five Business Days after Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.
(ii)    After receipt of a notice pursuant to Section 6.9(e)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor (but not more than one separate counsel for each group of Indemnitees with the same Separate Legal Defenses), and the Indemnitor will not have the right to control the defense or investigation of such Separate Legal Defenses available to such Indemnitee.
(iii)    If, after receipt of a notice pursuant to Section 6.9(e)(i), the Indemnitor does not undertake to defend any such claim within thirty (30) days of receipt of such notice, the Indemnitee may, but will have no obligation to, contest any lawsuit or action with respect to such claim, and the Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee. The Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed, unless the Indemnitor had the right under this Section 6.9 to undertake control of the defense of such Third-Party Claim and failed to do so within thirty (30) days of receipt of such notice.
SECTION 6.10    Restructuring and Spin-Off.
(a)    FNF and New Remy agree to execute and deliver, and cause their Affiliates to execute and deliver, as applicable, the Tax Matters Agreement, the Trademark License Agreement and the Services Agreements, each in the forms attached hereto, prior to the Spin-Off Effective Time.
(b)    FNF and New Remy shall use their respective reasonable best efforts, and cause their respective Subsidiaries to use their respective reasonable best efforts, (i) to complete the Restructuring (other than the Spin-Off), prior to the Spin-Off Effective Time, on and subject to the terms and conditions of the Reorganization Agreement, (ii) to execute and deliver the other documents and instruments required to effect the Restructuring at or prior to the Spin-Off Effective Time and (iii) to effect the Spin-Off at or prior to the Closing in accordance with the Reorganization Agreement. Prior to the Closing, each of FNF and New Remy shall not, and shall cause their Subsidiaries and the other parties to the Transaction Agreements not to, amend, modify, terminate or abandon any of the Transaction Agreements (other than this Agreement) or to agree to amend, modify, terminate or abandon the Restructuring or any agreement or instrument entered into in accordance therewith or to waive any term or condition applicable thereto without the prior written consent of Old Remy.
(c)    FNF and New Remy agree not to consummate the Spin-Off until the first to occur of (i) all conditions to Closing contained in this Agreement, other than the condition that the Spin-Off shall have occurred and conditions that may only be satisfied at Closing, shall have been satisfied or, to the extent permitted under the terms hereof, waived and the parties hereto shall have confirmed that the Closing will occur subject only to the Spin-Off and the satisfaction of the conditions that may only be satisfied at Closing or (ii) the termination of this Agreement. For the avoidance of doubt, the parties intend the Spin-Off to occur on the same day as the Closing, shortly before the Closing.
(d)    Immediately prior to the Spin-Off Effective Time, the New Remy Charter and the New Remy Bylaws shall be amended so as to read in their entirety in the forms set forth in Exhibit C and Exhibit D, respectively (collectively, the “New Remy Public Charter Documents”).
SECTION 6.11    Defense of Litigation. Each of FNF, New Remy, New Holdco, Merger Sub One, Merger Sub Two and Old Remy shall use its reasonable best efforts to defend against all actions, suits or proceedings in which such party and/or its directors or officers is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the Transactions. None of FNF, New Remy, New Holdco, Merger Sub One, Merger Sub Two or Old Remy shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without having previously consulted with the other parties.
SECTION 6.12    Fees and Expenses. All fees and expenses incurred in connection with this Agreement, each other Transaction Agreement, the Mergers and the consummation of the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated; provided that (i) FNF shall be responsible for paying all fees and expenses incurred by FNF, New Remy, New Holdco, Imaging, Merger Sub One and Merger Sub Two in connection with this Agreement, each other Transaction Agreement, the Mergers and the consummation of the Transactions and (ii) FNF shall reimburse Old Remy for fifty percent (50%) of all fees and expenses incurred by Old Remy including, without limitation, cost of any tail insurance policies for directors and officers liability.
SECTION 6.13    Tax Matters.
(a)    None of New Remy, Old Remy or any of their respective Subsidiaries shall, and prior to the Spin-Off Effective Time, none of FNF or any of its Subsidiaries shall, take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act could reasonably be expected to cause (i) the Contribution and the Spin-Off to fail to be treated as a tax-free transaction under Sections 368, 355 and 361 of the Code, (ii) the New Remy Merger to fail to qualify as a reorganization under Section 368 of the Code or (iii) the Old Remy Merger and the New Remy Merger, taken together, to fail to be treated as exchanges described in Section 351 of the Code.
(b)    At the Closing, New Remy shall deliver to New Holdco a certificate, in form and substance reasonably satisfactory to Old Remy and that complies with Treasury Regulations Section 1.897-2(h), to the effect that interests in New Remy are not United States real property interests. For purposes of the foregoing, Old Remy shall provide assistance to New Remy, and cooperate with New Remy, in making any determination required by the aforementioned certificate insofar as the assets of Old Remy and its Subsidiaries are relevant to such determination.
SECTION 6.14    Rule 16b-3.
(a)    Prior to the Spin-Off Effective Time, each of FNF and New Remy shall take such steps as may be reasonably requested by any party hereto to cause acquisitions of New Remy’s equity securities (including derivative securities), pursuant to the Spin-Off by each individual who is a director or officer of FNF, FNFV or New Remy to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters (the “No-Action Letter”).
(b)    Prior to the Merger Effective Time, each of FNF, New Remy, New Holdco and Old Remy shall take such steps as may be reasonably requested by any party hereto to cause (i) dispositions of New Remy’s equity securities (including derivative securities), (ii) dispositions of Old Remy’s equity securities (including derivative securities) and (iii) acquisitions of New Holdco’ equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of FNF, New Remy, New Holdco or Old Remy to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the No-Action Letter.
SECTION 6.15    Sole Stockholder Approvals. No later than one (1) Business Day after the execution of this Agreement, New Holdco shall deliver to Merger Sub One and Merger Sub Two written consents, as the sole stockholder of Merger Sub One and Merger Sub Two, in compliance with the DGCL, adopting this Agreement and approving the Mergers in accordance with the terms and conditions hereof (as the terms and conditions hereof may be amended, modified or waived). No later than one (1) Business Day after the execution of this Agreement, FNF shall execute a written consent, in compliance with the DGCL, as the sole stockholder of New Remy, in which it shall adopt this Agreement and approve the New Remy Merger in accordance with the terms and conditions hereof (as such terms and conditions may be amended, modified or waived). No later than one (1) Business Day prior to the date of the Closing, New Remy shall execute a written consent, in compliance with the DGCL, as the sole stockholder of New Holdco, in which it shall adopt the amendment to the certificate of incorporation of New Holdco to change its name to “Remy International, Inc.” .
SECTION 6.16    FNF Undertaking. FNF agrees that during the period from the date hereof to the New Remy Effective Time, it will cause New Remy and its Subsidiaries to perform in all material respects their respective obligations under this Agreement in accordance with the terms hereof. Further, in the event of termination of this Agreement, subject to Section 9.2, FNF will be responsible for any Liability arising out of a breach of any representation or warranty made by New Remy in this Agreement and for the failure of New Remy to perform any of its covenants, agreements or obligations hereunder in accordance with the terms hereof.
SECTION 6.17    New Holdco Joinder. Effective as of the New Remy Effective Time, New Holdco will become a party to, and become jointly and severally liable with New Remy under, the Reorganization Agreement pursuant to a joinder agreement, in the form attached as Exhibit E hereto (the “Joinder Agreement”).
SECTION 6.18    No Acquisition of an Old Remy Interest by FNF. From and after the date hereof and prior to the earlier of the Merger Effective Time and the termination of this Agreement, FNF and its Subsidiaries and Affiliates will not (i) acquire, directly or indirectly, any additional shares of Old Remy Common Stock or any other rights to purchase or receive additional shares of Old Remy Common Stock or (ii) enter into or acquire, directly or indirectly, any derivative contract with respect to any shares of Old Remy Common Stock or enter into any other hedging or other similar transaction that has the effect of providing FNF or any such Subsidiary or Affiliate, directly or indirectly, with the economic benefits, voting rights or risks of ownership of any shares of Old Remy Common Stock (other than in each case any acquisition from or contract entered into with Old Remy or any of its Subsidiaries).
SECTION 6.19    No Acquisition of a New Remy Interest by FNF.  From and after the Spin-Off Effective Time and prior to the earlier of the New Remy Effective Time and the termination of this Agreement, FNF will not acquire, directly or indirectly, any New Remy Interest.

SECTION 6.20    NASDAQ Listing. New Holdco shall use its reasonable best efforts to cause the shares of New Holdco Common Stock to be issued in the Mergers to be listed on The NASDAQ Global Select Market, or another tier of The NASDAQ Stock Market (“NASDAQ”), as of the Merger Effective Time, subject to official notice of issuance.
SECTION 6.21    Vote in Favor of the Mergers. FNF agrees to (a) appear at the Old Remy Stockholders Meeting or otherwise cause the FNF Owned Old Remy Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), in person or by proxy, all of the FNF Owned Old Remy Shares in favor of, and will otherwise support, the adoption of this Agreement and the transactions contemplated hereby, including the Mergers, and any other matter reasonably relating to the consummation or facilitation of, or otherwise in furtherance of, the transactions contemplated hereby; provided, however, that if an Old Remy Board Recommendation Change has occurred, FNF’s obligations under this Section 6.21 shall terminate and be of no further force or effect. Except as set forth in this Section 6.21, nothing herein shall limit the right of FNF to vote in favor of, against or abstain with respect to any matter presented to the stockholders of Old Remy.
SECTION 6.22    Books and Records. At the Closing, FNF shall deliver, or cause to be delivered, to Old Remy the original books and records and general ledger of New Remy, New Holdco and Imaging, in each case unless in the possession or control of such company.
ARTICLE VII
Conditions Precedent
SECTION 7.1    Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party hereto to effect the New Remy Merger and the Old Remy Merger, as applicable, are subject to the satisfaction on or prior to the Closing Date of the following conditions:
(l)    Restructuring and Spin-Off. The Restructuring, including the Spin-Off, shall have been completed in accordance with the Reorganization Agreement and applicable Law;
(m)    Old Remy Stockholder Approval. The Old Remy Stockholder Approval shall have been obtained in accordance with applicable Law and the Old Remy Charter Documents;
(n)    Regulatory Approvals. Except as would not, individually or in the aggregate, reasonably be expected to be material to New Holdco, New Remy or to Old Remy, (i) all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Authority shall have been obtained or made or have occurred (all such authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and (ii) all such Requisite Regulatory Approvals referred to in clause (i) shall be in full force and effect;

(o)    No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of any of the Transactions or making the consummation of any of the Transactions illegal;
(p)    New Remy Form S-1 and New Holdco Form S-4. The New Remy Form S-1 and the New Holdco Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of either the New Remy Form S-1 or the New Holdco Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;
(q)    Stock Listing. The shares of New Holdco Common Stock deliverable to the stockholders of New Remy and Old Remy as contemplated by this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance; and
(r)    Third Party Consents. The consents set forth on Section 7.1(g) of the Old Remy Disclosure Schedule and Section 7.1(g) of the FNF Disclosure Schedule (as applicable) shall have been obtained, and shall be in full force and effect.
SECTION 7.2    Conditions to Obligations of Old Remy. The obligations of Old Remy to effect the Old Remy Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(d)    Representations and Warranties. Except as set forth in the following sentence, the representations and warranties set forth in ARTICLE III and ARTICLE IV shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a New Remy Material Adverse Effect. The representations and warranties set forth in Section 3.2(a), Section 3.5, Section 3.6, Section 3.7, Section 4.1(c), Section 4.1(d), Section 4.1(e), Section 4.1(h), Section 4.1(f) and Section 4.2(a) of this Agreement shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Old Remy shall have received certificates signed on behalf of FNF and New Remy, as applicable, by an authorized officer, dated as of the Closing Date, to such effect;
(e)    Performance of Obligations of FNF. FNF shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Old Remy shall have received a certificate signed on behalf of FNF by an authorized officer to such effect;
(f)    Performance of Obligations of New Remy. New Remy shall have performed in all material respects all obligations required to be performed by it under this

Agreement at or prior to the Closing Date, and Old Remy shall have received a certificate signed on behalf of New Remy by an authorized officer to such effect;
(g)    No Litigation, Etc. There shall not be any action, proceeding or litigation instituted, commenced or pending by or before any Governmental Authority seeking to (i) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, any of the Transactions, including on the ability of New Holdco effectively to exercise full rights of ownership of all shares of the Old Remy Surviving Corporation and the New Remy Surviving Corporation, (ii) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, New Holdco’s ownership or operation of all or any material portion of the businesses and assets of Old Remy and its Subsidiaries, taken as a whole, or of New Remy and its Subsidiaries, taken as a whole, (iii) as a result of the Transactions, compel New Holdco to dispose of any shares of the Old Remy Surviving Corporation or the New Remy Surviving Corporation or to dispose of or hold separate any material portion of the businesses or assets of Old Remy and its Subsidiaries, taken as a whole, or of New Remy and its Subsidiaries, taken as a whole or (iv) impose damages on New Holdco, New Remy or Old Remy or any of their respective Subsidiaries as a result of the Transactions in amounts that are material in relation to New Holdco or the Transactions;
(h)    No Restraint. No Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 7.2(d) shall be in effect;
(i)    Transaction Agreements.
(iv)    FNF and New Remy and their Affiliates, as applicable, shall have entered into the Transaction Agreements;
(v)    Each of the parties (other than Old Remy and its Subsidiaries) to the Transaction Agreements shall have performed in all material respects all obligations required to be performed by such party under such Transaction Agreement at or prior to the Closing Date; and
(vi)    Each of the Transaction Agreements shall be valid, binding and in full force and effect and shall not have been repudiated by any party thereto (provided that the right to assert this condition shall not be available to any party if the failure of such condition to be satisfied was due to any wrongful action or omission by such party);
(j)    Tax Matters. Old Remy shall have received an opinion of its counsel, Willkie Farr & Gallagher LLP, in form and substance reasonably satisfactory to Old Remy, dated the Closing Date, to the effect that the Old Remy Merger, taken together with the New Remy Merger, will be treated, for United States federal income tax purposes, as exchanges described in Section 351 of the Code. In rendering any such opinion, such counsel shall be entitled to rely upon customary assumptions and certificates of officers of New Remy, New Holdco and Old Remy;

(k)    No New Remy Material Adverse Effect. Since December 31, 2013, there shall not have been any change, circumstance, effect, event, development or occurrence that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a New Remy Material Adverse Effect; and
(l)    Stock Certificates. Old Remy shall have received the original certificates for the FNF Owned Old Remy Shares and shares of Merger Sub One and Merger Sub Two.
SECTION 7.3    Conditions to Obligation of FNF and New Remy. The obligation of New Remy to effect the New Remy Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(c)    Representations and Warranties. Except as set forth in the following sentence, the representations and warranties set forth in ARTICLE V shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have an Old Remy Material Adverse Effect. The representations and warranties set forth in Section 5.2 and Section 5.7 (other than the fourth sentence of Section 5.2, which shall be true and correct in all material respects) shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Each of FNF and New Remy shall have received a certificate signed on behalf of Old Remy by an authorized officer, dated as of the Closing Date, to such effect;
(d)    Performance of Obligations of Old Remy. Old Remy shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and each of FNF and New Remy shall have received a certificate signed on behalf of Old Remy by an authorized officer of Old Remy to such effect;
(e)    No Litigation, Etc. There shall not be any action, proceeding or litigation instituted, commenced or pending by or before any Governmental Authority seeking to (i) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, FNF’s ownership or operation of any portion of any of the businesses or assets of FNF or its Subsidiaries (excluding Imaging), (ii) as a result of the Transactions, compel FNF to dispose of or hold separate any portion of any of the businesses or assets of FNF or its Subsidiaries (excluding Imaging), or (iii) impose material damages on FNF or any of its Subsidiaries (excluding Imaging) as a result of the Transactions;
(f)    No Restraint. No Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 7.3(c) shall be in effect;
(g)    Joinder Agreement. The Joinder Agreement shall be valid, binding and in full force and effect and shall not have been repudiated by any party thereto (provided that the right to assert this condition shall not be available to any party if the failure of such condition to be satisfied was due to any wrongful action or omission by such party);
(h)    Tax Matters. New Remy shall have received a tax opinion from Deloitte Tax LLP, dated the Closing Date, in form and substance reasonably acceptable to FNF and New Remy, substantially to the effect that the New Remy Merger will qualify as a reorganization under Section 368 of the Code. In rendering any such opinion, such tax advisor shall be entitled to rely upon customary assumptions and certificates of officers of New Remy, New Holdco and Old Remy.
(i)    No Old Remy Material Adverse Effect. Since the date hereof, there shall not have been any change, circumstance, effect, event, development or occurrence that, individually or in the aggregate, has resulted in or would reasonably be expected to result in an Old Remy Material Adverse Effect.
ARTICLE VIII
Survival
SECTION 8.1    Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Merger Effective Time, except as provided in Section 4.5 of the Reorganization Agreement. The covenants and agreements herein that relate to actions to be taken at or after the Merger Effective Time shall survive the Merger Effective Time.
ARTICLE IX
Termination
SECTION 9.1    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Merger Effective Time:
(j)    by the mutual written consent of New Remy, on the one hand, and Old Remy, on the other hand, duly authorized by each of the Board of Directors of New Remy and the Special Committee, respectively;
(k)    by either New Remy, on the one hand, or Old Remy, on the other hand:
(i)    if the Transactions shall not have been consummated on or before the Walk-Away Date, provided that if, as of the Walk-Away Date, all conditions to this Agreement shall have been satisfied or waived (other than those that may only be satisfied by action taken at the Closing) other than the condition set forth in Section 7.1(c), then the Walk-Away Date shall be extended for an additional ninety (90) calendar days (the “Extended Walk-Away Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of either of the Mergers to occur on or before the Walk-Away Date or the Extended Walk-Away Date, if applicable, and such action or failure to act constitutes a breach of this Agreement or any of the other Transaction Agreements;
(ii)    if any Restraint having the effect set forth in Section 7.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform or resulted from such party’s failure to perform any of its obligations under this Agreement or any of the other Transaction Agreements; or
(iii)    if the Old Remy Stockholder Approval shall not have been obtained at the Old Remy Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of Old Remy to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.1;
(l)    by Old Remy:
(i)    if FNF and/or New Remy shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or in the Reorganization Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.2(a), (b) or (c) and (B) is incapable of being cured by the Walk-Away Date, or is not cured, by FNF or New Remy, as applicable, within thirty (30) calendar days following receipt of written notice from Old Remy of such breach or failure; or
(ii)    if any Restraint having the effect of granting or implementing any relief referred to Section 7.2(d) shall be in effect and shall have become final and nonappealable; or
(m)    by New Remy:
(i)    if Old Remy shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (B) is incapable of being cured by the Walk-Away Date, or is not cured, by Old Remy within thirty (30) calendar days following receipt of written notice from New Remy of such breach or failure;
(ii)    if any Restraint having the effect of granting or implementing any relief referred to in Section 7.3(c) shall be in effect and shall have become final and nonappealable; or
(iii)    if an Old Remy Board Recommendation Change as recommended by the Special Committee shall have occurred.

SECTION 9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 3.7, Section 5.7, the second to last sentence of Section 6.7, Section 6.12, Section 6.16, Section 9.2 and ARTICLE X, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Old Remy, FNF, New Remy, New Holdco, Merger Sub One or Merger Sub Two or their respective directors, officers and Affiliates, except nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.
ARTICLE X
Miscellaneous
SECTION 10.1    Amendment or Supplement. At any time prior to the Merger Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Old Remy Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of Old Remy, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of Old Remy without such approval.
SECTION 10.2    Extension of Time, Waiver, Etc. At any time prior to the Merger Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by FNF, New Remy, New Holdco, Merger Sub One, Merger Sub Two or Old Remy in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party (in the case of Old Remy, following approval thereof by the Special Committee).
SECTION 10.3    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise (other than, following the Closing, by operation of Law in a merger), by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.3 shall be null and void.
SECTION 10.4    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 10.5    Entire Agreement; No Third-Party Beneficiaries. This Agreement, each other Transaction Agreement, any agreement entered into at the Closing in accordance with the terms of any Transaction Agreement, the FNF Disclosure Schedule and the Old Remy Disclosure Schedule (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 6.9, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
SECTION 10.6    Governing Law; Jurisdiction; Waiver of Jury Trial.
(e)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”), or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.8 shall be deemed effective service of process on such party.
(f)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6(b).

SECTION 10.7    Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 10.6(a), without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.
SECTION 10.8    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
If to Old Remy, or after the New Remy Effective Time, New Remy, New Holdco, Merger Sub One or Merger Sub Two, to:
Remy International, Inc.
600 Corporation Drive
Pendleton, Indiana 46064
Attention: Legal Department
Facsimile: (765) 221-6094
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:    Robert S. Rachofsky
Facsimile:    (212) 728-9088
If to FNF, or, prior to the New Remy Effective Time, New Remy, New Holdco, Merger Sub One or Merger Sub Two, to:
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Attention: General Counsel
Facsimile: (904) 633-3055
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:    Michael J. Aiello
Facsimile:    (212) 310-8007

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
SECTION 10.9    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
SECTION 10.10    Definitions.
(c)    As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of Old Remy and its Subsidiaries shall be deemed to be Affiliates of any of FNF or New Remy or any of their respective Subsidiaries and (ii) none of FNF or New Remy or any of their respective Subsidiaries shall be deemed to be Affiliates of Old Remy or any of its Subsidiaries, in each case, for any periods prior to the New Remy Effective Time.
“Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” and words of similar import have the meanings assigned to such terms in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act, and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such rules.
“Business Day” means a day except a Saturday, a Sunday or other day on which the banks in New York City are authorized or required by Law to be closed.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.
“Contribution” has the meaning given to such term in the Reorganization Agreement.
“Exchange Agent” means American Stock Transfer & Trust Company, LLC.
“FNF Common Stock” means the common stock, par value $0.0001 per share, of FNF.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.
“Laws” means all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.
“Liabilities” means any and all indebtedness, liabilities, guarantees, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including those arising under any Action, Law, order, judgment, injunction or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.
“Liens” means all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various States of the United States).
“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), whether in connection with a Third-Party Claim or an action or proceeding between the parties.
“Material Adverse Effect” means, with respect to any party, any material adverse effect on, or change, event, occurrence, development, condition or state of facts materially adverse to, (i) the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole, other than any effect, change, event, occurrence, development, condition or state of facts occurring after the date of this Agreement (x) relating to the United States economy in general or (y) relating to the industry in which such Person operates in general and (in each case under (x) and (y)) not specifically relating to (or disproportionately affecting) such Person, or (ii) the ability of such party and its Affiliates to, in a timely manner, perform their respective obligations under the Transaction Agreements or consummate the Transactions. Notwithstanding the foregoing, for purposes of any determination as to the existence of a “Material Adverse Effect” with respect to New Remy, New Remy’s assets shall be deemed to consist of (A) only Imaging and shall exclude the FNF Owned Old Remy Shares and (B) solely for purposes of Section 7.2(a), Imaging and the FNF Owned Old Remy Shares. No effect, change, event, occurrence, development, condition or state of facts arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) the announcement or performance of this Agreement and the Transactions, including, to the extent arising therefrom, any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Imaging or Old Remy (in each case, other than in respect of Section 4.2(b) and Section 5.3(b)), (ii) acts of war or terrorism or natural disasters, (iii) changes in any Laws or regulations or applicable accounting regulations or principles or the interpretations thereof, (iv) the fact, in and of itself (and not the underlying causes thereof) that New Remy or any of its Subsidiaries or Old Remy failed to meet any projections, forecasts, or revenue or earnings predictions for any period, or (v) any change, in and of itself (and not the underlying causes thereof) in the stock price of the FNF Common Stock or Old Remy Common Stock.
“New Holdco Common Stock” means the common stock, par value $0.0001 per share, of New Holdco.
“New Holdco Form S-4” means the Registration Statement on Form S-4 of New Holdco, which includes the proxy statement with respect to the Old Remy Merger and the prospectus which relates to the issuance of shares of New Holdco Common Stock in connection with the Restructuring.
“New Remy Exchange Ratio” means the quotient (rounded to the nearest five decimal places) obtained by dividing (i) the sum of (A) 16,342,508 and (B) 272,851 by (ii) the number of outstanding shares of New Remy Common Stock as of the New Remy Effective Time.
“New Remy Form S-1” means the registration statement of New Remy on Form S-1 relating to the issuance of shares of New Remy Common Stock in connection with the Restructuring.
“Old Remy Performance Shares” means shares in Old Remy that are subject to performance-based vesting criteria issued pursuant to the Old Remy Stock Plan.
“Old Remy Proxy Statement” means the proxy statement relating to the Old Remy Stockholders Meeting, as amended or supplemented from time to time.
“Old Remy Restricted Stock” means shares in Old Remy that are subject to vesting issued pursuant to the Old Remy Stock Plan.

“Old Remy SEC Documents” means all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by Old Remy and its Subsidiaries with the SEC since January 1, 2014 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein).
“Old Remy Stock Option” means any option to purchase shares in Old Remy issued pursuant to the Old Remy Stock Plan.
“Old Remy Stock Plan” means the Remy International, Inc. Omnibus Incentive Plan.
“Old Remy Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than FNF and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Old Remy (including securities of its Subsidiaries) equal to 10% or more of Old Remy’s consolidated assets or to which 10% or more of Old Remy’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Beneficial Ownership of any FNF Owned Old Remy Shares or 10% or more of any class of equity securities of Old Remy, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) Beneficially Owning 10% or more of any class of equity securities of Old Remy or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Old Remy or any of Old Remy’s Subsidiaries; in each case, other than the Transactions.
“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising in the ordinary course of business which are not yet due and payable or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, and (iii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property by a party or any of its Subsidiaries.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
“Representatives” means, as to any Person, that Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents, and other representatives. The members of the Old Remy Board who are directors or officers of FNF or New Remy shall be considered Representatives of FNF or New Remy (as applicable) and not of Old Remy, for purposes of this Agreement.
“Restructuring” has the meaning given to such term in the Reorganization Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Services Agreements” means the Services Agreements by and between FNF and Imaging and FNF and Old Remy, in the form of agreement attached as Exhibit F-1 and Exhibit F-2, respectively, hereto.
“Spin-Off Effective Time” means the time at which the Spin-Off is completed.
“Subsidiary” when used with respect to any Person, means (i)(A) a corporation of which a majority in voting power of its share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of more than 50% of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of Old Remy and its Subsidiaries shall be deemed to be Subsidiaries of any of FNF, New Remy or New Holdco or any of their respective Subsidiaries, and (ii) none of FNF or New Remy or any of their respective Subsidiaries shall be deemed to be Subsidiaries of Old Remy or any of its Subsidiaries, in each case, for any periods prior to the New Remy Effective Time.
“Tax” or “Taxes” means any and all taxes, charges, fees, levies, customs, duties, tariffs, or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, franchise, transfer and recording taxes, fees and charges, and any other taxes, charges, fees, levies, customs, duties, tariffs or other assessments imposed by the United States Internal Revenue Service or any Taxing Authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest thereon, fines, penalties, additions to tax, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, customs, duties, tariffs, or other assessments.

“Tax Returns” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for refund or declaration of estimated Tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.
“Tax Matters Agreement” means the Tax Matters Agreement by and among FNF, New Remy and New Holdco, in the form attached as Exhibit G hereto.
“Taxing Authority” means any Governmental Authority imposing or responsible for the collection or administration of any Taxes.
“Trademark License Agreement” means the Trademark License Agreement by and between FNF and Imaging, in the form attached as Exhibit C to the Reorganization Agreement.
“Transaction Agreements” means, collectively, this Agreement, the Reorganization Agreement, the Tax Matters Agreement, the Services Agreements and the Trademark License Agreement and any other ancillary agreements entered into connection with the consummation of the Transactions, including all exhibits or annexes attached hereto or thereto.
“Transactions” means, collectively, the transactions contemplated by the Transaction Agreements, including the Mergers and the Restructuring (including the Spin-Off).
“Walk-Away Date” means six months from the date hereof.
The following terms are defined on the page of this Agreement set forth after such term below:

Action	48	Liabilities	49
Affiliate	48	Liens	49
Agreement	1	Losses	49
Antitrust Laws	31	Material Adverse Effect	49
Beneficial Owner	48	Merger Consideration	6
Beneficial Ownership	48	Merger Effective Time	3
Beneficially Own	48	Merger Sub One	1
Business Day	48	Merger Sub One Common Stock	6
Certificates	8	Merger Sub Two	1
Closing	2	Mergers	2
Closing Date	2	NASDAQ	38, 40
Code	2	New	1
Contract	48	New Holdco Common Stock	50
Contribution	48	New Holdco Form S-4	50
D&O Indemnified Losses	33	New Remy Bylaws	3
D&O Indemnified Person	33	New Remy Certificates	8
Delaware Chancery Court	46	New Remy Charter	3
DGCL	2	New Remy Charter Documents	17
Exchange Act	13	New Remy Common Stock	5
Exchange Agent	48	New Remy Exchange Ratio	50
Exchange Agreement	7	New Remy Form S-1	50
Exchange Fund	7	New Remy Interest	24
Extended Walk-Away Date	43	New Remy Material Adverse Effect	12
FNF	1	New Remy Merger	2
FNF Common Stock	48	New Remy Merger Consideration	5
FNF Disclosure Schedule	11	New Remy Public Charter Documents	36
FNF Owned Imaging Units	13	New Remy Subsidiary Documents	17
FNF Owned Old Remy Shares	14	New Remy Surviving Corporation	2
FNFV Common Stock	1	No-Action Letter	37
GAAP	48	Old Remy	1
Governmental Authority	48	Old Remy Board	1
Imaging	1	Old Remy Board Recommendation	27
Indemnitee	34	Old Remy Board Recommendation Change	30
Indemnitor	34	Old Remy Certificate of Merger	3
Joinder Agreement	38	Old Remy Certificates	8
Laws	49

Old Remy Charter Documents	20	Representatives	51
Old Remy Common Stock	6	Requisite Regulatory Approvals	39
Old Remy Disclosure Schedule	20	Restraints	39
Old Remy Effective Time	3	Restructuring	51
Old Remy Equity Awards	11	SEC	11
Old Remy Exchange Ratio	6	Securities Act	51
Old Remy Material Adverse Effect	20	Separate Legal Defenses	35
Old Remy Merger	2	Services Agreements	51
Old Remy Merger Consideration	6	Special Committee	1
Old Remy Performance Shares	50	Spin-Off	1
Old Remy Preferred Stock	21	Spin-Off Effective Time	51
Old Remy Proxy Statement	50	Subsidiary	51
Old Remy Restricted Stock	50	Tax	52
Old Remy SEC Documents	50	Tax Matters Agreement	52
Old Remy Stock Option	50	Tax Returns	52
Old Remy Stock Plan	50	Taxes	52
Old Remy Stockholder Approval	22	Taxing Authority	52
Old Remy Stockholders Meeting	27	Third-Party Claim	35
Old Remy Surviving Corporation	2	Trademark License Agreement	53
Old Remy Takeover Proposal	51	Transaction Agreements	53
Permitted Liens	51	Transactions	53
Person	51	Walk-Away Date	53
Reorganization Agreement	1

SECTION 10.11    Interpretation.
(a)    When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all agreements and instruments include attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
FIDELITY NATIONAL FINANCIAL, INC.

By:    _______________ /S/
    Name: Michael L. Gravelle
    Title: Executive Vice President, General
     Counsel and Corporate Secretary
NEW REMY CORP.

By:    _______________ /S/
    Name: Michael L. Gravelle
    Title: Executive Vice President, General
     Counsel and Corporate Secretary
NEW REMY HOLDCO CORP.

By:    _______________ /S/
    Name: Michael L. Gravelle
    Title: Executive Vice President, General
     Counsel and Corporate Secretary
NEW REMY MERGER SUB, INC.

By:    _______________ /S/
    Name: Michael L. Gravelle
    Title: Executive Vice President, General
     Counsel and Corporate Secretary
OLD REMY MERGER SUB, INC.

By:    _______________ /S/
    Name: Michael L. Gravelle
    Title: Executive Vice President, General
     Counsel and Corporate Secretary

[Signature Page to Merger Agreement]

REMY INTERNATIONAL, INC.

By:    _______________ /S/
    Name: John J. Pittas
    Title: President and CEO

[Signature Page to Merger Agreement]